Certain confidential information contained in this document, marked by brackets and the word "redacted" ([REDACTED]), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as Amended.

The redacted portions are located on pages 10, 11 and 37 of the agreement.

                 ASSET PURCHASE AND TECHNOLOGY RIGHTS AGREEMENT


                                  BY AND AMONG


                        MILLENNIUM PHARMACEUTICALS, INC.

                                       AND


                                 GENE LOGIC INC.


                            Dated as of July 22, 2004

                                TABLE OF CONTENTS

I.   SALE AND PURCHASE OF THE ASSETS; OTHER RIGHTS............................    1
     1.1      Horizon Assets..................................................    1
     1.2      Restrictions on Horizon Assets..................................    3
     1.3      Additional Licensed Technology Assets...........................    3
     1.4      Restrictions on Additional Licensed Technology Assets...........    3
     1.5      MC4 Antagonist Assets...........................................    3
     1.6      Restrictions on MC4 Antagonist Assets...........................    4
     1.7      No Liabilities or Liens.........................................    5
     1.8      Assumption of Liabilities.......................................    5
     1.9      Delivery of Assets..............................................    5
     1.10Other Related Assets.................................................    6
     1.11Purchase Price and Other Consideration...............................    6
     1.12Purchase Price Adjustment and Letter of Credit.......................    8
     1.13Purchase Price Allocation............................................    9
     1.14Royalty  10
     1.15Royalty Term.........................................................   10
     1.16Reductions...........................................................   11
     1.17Royalties Payable to Third Parties...................................   12
     1.18Method of Payment of Royalties.......................................   12
     1.19Right of First Negotiation...........................................   12

II.  REPRESENTATIONS AND WARRANTIES...........................................   13
     2.1      Representations and Warranties of MLNM..........................   13
         2.1.1    Authorization, etc..........................................   13
         2.1.2    No Conflicts, etc...........................................   13
         2.1.3    Absence of Undisclosed Liabilities..........................   13
         2.1.4    Legal Proceedings...........................................   13
         2.1.5    Compliance With Laws; Consents Of Governmental Authority....   14
         2.1.6    Assets......................................................   14
         2.1.7    Equipment...................................................   14
         2.1.8    Contracts...................................................   15
         2.1.9    Government Contracts........................................   16
         2.1.10   Intellectual Property.......................................   16
         2.1.11   Brokers, Finders, etc.......................................   17
         2.1.12   Disclosure..................................................   18
     2.2      Representations and Warranties of GLGC..........................   18
         2.2.1    Authorization, etc..........................................   18
         2.2.2    Brokers, Finders, etc.......................................   18
         2.2.3    Disclosure..................................................   18

III. CLOSING; DELIVERIES AT CLOSING...........................................   18
     3.1      Closing and Conditions..........................................   18
     3.2      Deliveries......................................................   18
         3.2.1    MLNM's Deliveries...........................................   18

         3.2.2    GLGC's Deliveries...........................................   19
         3.2.3    Deliveries by Transferred Employees.........................   20
         3.2.4    Deliveries to Transferred Employees.........................   21
         3.2.5    Post-Closing................................................   21

IV.  COVENANTS, LICENSES AND AGREEMENTS.......................................   21
     4.1      Non-Competition and Non-Solicitation............................   21
     4.3      Tax Matters.....................................................   27
     4.4      Public Disclosure...............................................   27
     4.5      MLNM's Further Assurances.......................................   28
     4.6      Covenant Not to Assert Rights...................................   28
     4.7      Access to Clone Library.........................................   29
     4.8      Continuing Consultation.........................................   30
     4.9      Transfer Plan...................................................   30
     4.10Access to Clinical Discovery Plans...................................   30
     4.11License Back and Improvements of the Horizon Technology..............   31
         4.11.1   Disclosure and Assignment of MLNM Improvements..............   31
         4.11.2   Confidentiality.............................................   32
         4.11.3   License Grant by GLGC.......................................   32
         4.11.4   Cost........................................................   35
         4.11.5   Improvements Committee......................................   35
     4.12Development Funding..................................................   36
     4.13MC4 Antagonist Assets Due Diligence..................................   36
     4.14Additional Restrictions..............................................   37

V.   INDEMNIFICATION AND INSURANCE............................................   37
     5.1      Remedies........................................................   37
     5.2      Corrective Plan and Efforts.....................................   37
     5.3      Indemnification by MLNM.........................................   38
     5.4      Indemnification by GLGC.........................................   39
     5.5      Limits and Additional Provisions................................   40
     5.6      Survival of Representations and Warranties......................   42
     5.7      Insurance Coverage Requirements.................................   42
         5.7.1    GLGC........................................................   42
         5.7.2    MLNM........................................................   43

VI.  TERM AND TERMINATION.....................................................   44
     6.1      Term44
     6.2      No Termination..................................................   44

VII. DEFINITIONS, MISCELLANEOUS...............................................   44
     7.1      Definition of Certain Terms.....................................   44
     7.2      Expenses........................................................   56
     7.3      Severability....................................................   56
     7.4      Notices.........................................................   56

     7.5      Miscellaneous...................................................   57
         7.5.1    Recitals; Headings..........................................   57
         7.5.2    Entire Agreement............................................   57
         7.5.3    Counterparts................................................   57
         7.5.4    Governing Law, etc..........................................   57
         7.5.5    Binding Effect..............................................   58
         7.5.6    Assignment..................................................   58
         7.5.7    No Third Party Beneficiaries................................   58
         7.5.8    Amendment; Waivers, etc.....................................   58
         7.5.9    Knowledge...................................................   59
         7.5.10   Dispute Resolution..........................................   59

SCHEDULE 1.1 (g) - Assigned Contracts
SCHEDULE 1.1 (h) - Confidentiality and Non-Disclosure Agreements
SCHEDULE 1.1 (j) - Restrictions on Selected Clones
SCHEDULE 1.2 - Horizon Asset Restrictions
SCHEDULE 1.4 - Additional Licensed Technology Restrictions
SCHEDULE 1.7 - Liabilities and Liens
SCHEDULE 1.8 - Assumed Liabilities
SCHEDULE 1.17 - Royalties Payable to Third Parties
SCHEDULE 2.1 - MLNM Disclosure Schedules
SCHEDULE 4.1(a)(ii) - Existing Agreements
SCHEDULE 4.9 - Transfer Plan
SCHEDULE 4.11.1 - Restrictions on MLNM Improvements
SCHEDULE 4.11.3 - Commitments to Sublicense
SCHEDULE 7.1.5 - Additional Licensed Technology
SCHEDULE 7.1.38 - Field of Use Restrictions
SCHEDULE 7.1.80 - MC4 Antagonist Program Patents
SCHEDULE 7.1.121 - Transgenic Mice
EXHIBIT A - Intellectual Property Assignments
EXHIBIT B - Third Party Consents
EXHIBIT C - Transition Services Agreement
EXHIBIT D - Additional Technology License
EXHIBIT E - MC4 Antagonist Agreement
EXHIBIT F - ToxExpress Agreement
EXHIBIT G - MC4 Research Agreement
EXHIBIT H - Form of Option Agreements
EXHIBIT I-1 - Tartaglia Employment Agreement
EXHIBIT I-2 - Barnes Employment Agreement
EXHIBIT J - Transferred Employee Agreements
EXHIBIT K - Individual Assignments
EXHIBIT L - Board Resolutions of GLGC
EXHIBIT M - Compound Development Agreement

                 ASSET PURCHASE AND TECHNOLOGY RIGHTS AGREEMENT

     ASSET PURCHASE AND TECHNOLOGY RIGHTS AGREEMENT, dated as of July 22, 2004 (this "Agreement"), by and among Millennium Pharmaceuticals, Inc., a Delaware corporation ("MLNM"), and Gene Logic Inc., a Delaware corporation ("GLGC"). Certain terms in this Agreement are defined in Section 7.1 hereof.

                                    RECITALS

     A. GLGC wishes to purchase or acquire from MLNM, and MLNM wishes to transfer to GLGC, certain assets, technologies and intellectual property rights that comprise the Horizon Assets, the Additional Licensed Technology Assets and the MC4 Antagonist Assets;

     B. In connection therewith and as a condition thereof, GLGC and MLNM are entering into that certain Additional Technology License, pursuant to which GLGC has agreed to license from MLNM, and MLNM has agreed to license to GLGC, certain additional technologies and rights, and that certain MC4 Antagonist Agreement, pursuant to which MLNM is licensing to GLGC certain rights to the MC4 Target Rights; and

     C. In consideration of the foregoing and other covenants of MLNM made below and subject to the terms and conditions of this Agreement, GLGC is providing the purchase price and certain covenants to MLNM, granting to MLNM a license back to the Horizon Technology , and entering into that certain ToxExpress Agreement, pursuant to which MLNM will receive certain rights to access GLGC's ToxExpress product.

     NOW, THEREFORE, in consideration of the covenants, representations and warranties made herein, and of the benefits to be derived hereby, the parties hereto agree as follows:

                                   ARTICLE I

                  SALE AND PURCHASE OF THE ASSETS; OTHER RIGHTS

          1.1 Horizon Assets. Subject to the terms and conditions hereinafter set forth, MLNM hereby sells, transfers, conveys and assigns to GLGC, and GLGC hereby purchases or acquires from MLNM for GLGC's full enjoyment and use for any and all purposes all right, title and interest of MLNM and MLNM Affiliates in and to the following (collectively, the "Horizon Assets"):

          (a) the Imaging Technology and the gADME Technology, including all Intellectual Property embodied therein owned by MLNM or a MLNM Affiliate (except for any data, Know-How or right set forth in Section 1.10.2);

          (b) the Horizon Dowry and all Intellectual Property embodied therein owned or licensed by MLNM or a MLNM Affiliate;

          (c) the Imaging Patent Application and the inventions disclosed therein anywhere, and all assignment of rights from employees and other third parties relating thereto;

          (d) any and all Improvements and inventions conceived, developed or first reduced to practice up to the Closing relating to the Horizon Technology; any invention disclosures made to MLNM or a MLNM Affiliate related to the Horizon Technology up to the Closing; and all assignments to MLNM or MLNM Affiliates of rights from employees and other third parties relating to any of the foregoing;

          (e) all rights to file for and prosecute any Intellectual Property applications relating to the Horizon Technology, all rights to claim priority, and to hold any patents and other registrations which may be granted therefor, including any and all divisions, continuations, in whole or in part, substitutions, renewals, reissues, reexaminations, and extensions thereof, and all national, foreign counterpart and treaty applications claiming priority therefrom;

          (f) the exclusive and sole right to sue and receive any recoveries for any infringement by others arising from and after the Closing of the Horizon Technology;

          (g) all of MLNM's rights and MLNM's obligations to be performed from and after the Closing arising under the Contracts listed on Schedule 1.1 (the "Assigned Contracts") and all files, information, materials and work in progress relating to such Assigned Contracts;

          (h) those confidentiality and non-disclosure commitments whereby any third party promises to protect information relating to any of the foregoing, to the extent that MLNM is able to assign such commitments, that are specifically set forth in Schedule 1.1 (which also includes a listing of the commitments that are not assigned and with respect to which MLNM agrees it will enforce the confidentiality obligations in the event of a breach by the other party materially effecting GLGC's rights under this Agreement);

          (i) MLNM's and MLNM Affiliates' information and data, in whatever medium, relating solely to or used solely in connection with the Horizon Assets listed herein in Section 1.1 (a)-(h) and (j)-(k) (including, without limitation, strategic, business and scientific plans, lab notes, articles, white papers, documentation, databases, downloads, product descriptions, vulnerability alerts, testing data, general technical data, Intellectual Property disclosures and prosecution files, experimentation and negative experience data and other written accounts of MLNM), and all copyrights on works of authorship relating to the foregoing;

          (j) subject to any restrictions identified in Schedule 1.1(j), all rights, title and interest of MLNM and MLNM Affiliates in and to the Selected Clones identified by GLGC by Closing, including the right to make copies, progeny and create derivatives thereof for the purpose of developing, researching, implementing and exploiting the gADME Technology and its derivatives as set forth in Section 4.7 below (with MLNM retaining the ownership of other copies of the clone, and any progeny and derivatives made by MLNM); and

          (k) the Transgenic Mice including the right to make copies, progeny and create derivatives thereof (with MLNM retaining the ownership of other mice of the same type(s), and any progeny and derivatives made by MLNM).

     1.2 Restrictions on Horizon Assets. The only restrictions arising from agreements to which MLNM or a MLNM Affiliate is a party or which are otherwise known to MLNM as of Closing (the "Horizon Asset Restrictions") on GLGC and GLGC Affiliates' rights conveyed in Section 1.1 are expressly set forth on Schedule
1.2 hereof and the Transfer Plan, but only to the extent MLNM has an obligation under a Contract to impose such restrictions on GLGC as the assignee of the Horizon Assets, and any such restrictions, to the extent applicable to GLGC, shall expire upon expiration or termination of any express obligation of MLNM applicable to such Horizon Assets. MLNM shall promptly provide to GLGC information reasonably requested by GLGC regarding the status of the restrictions set forth above. MLNM and MLNM's Affiliates shall not, from and after the Closing, have any right to use the Horizon Assets except as expressly provided for in Section 4.11.3.

     1.3 Additional Licensed Technology Assets. Simultaneously with the execution and delivery of this Agreement, and subject to the terms and conditions hereinafter set forth:

          1.3.1 MLNM and GLGC are entering into the Additional Technology License whereby MLNM (for itself and MLNM Affiliates) is licensing and conveying to GLGC certain rights in and to the Additional Licensed Technology Assets; and

          1.3.2 MLNM hereby sells, transfers, conveys and assigns to GLGC, and GLGC hereby purchases or acquires from MLNM for GLGC's full enjoyment and use for any and all purposes, all right, title and interest of MLNM and MLNM Affiliates in and to the Additional Licensed Technology Dowry and all Intellectual Property rights embodied therein owned by MLNM or a MLNM Affiliate, with GLGC owning all derivatives, progeny and copies GLGC makes of any of the Additional Licensed Technology Dowry. For the avoidance of doubt, the Intellectual Property in the Additional Licensed Technology Software is licensed not sold. MLNM shall retain the rights to its own copies of Additional Licensed Technology Know-How and other tangible materials in its possession regarding the Additional Licensed Technology.

     1.4 Restrictions on Additional Licensed Technology Assets. The only restrictions that arise from agreements to which MLNM or a MLNM Affiliate is a party or which are otherwise known to MLNM as of Closing (the "Additional Technology Restrictions") on GLGC and GLGC Affiliates' right to the Additional Licensed Technology in accordance with the terms of the Additional Technology License and to use the Additional Licensed Technology Assets shall be as expressly set forth on Schedule 1.4 hereto, but only to the extent MLNM has an obligation under a Contract to impose such restrictions on GLGC as the licensee of the Additional Licensed Technology and the assignee of the Additional Licensed Technology Assets, and any such restrictions, to the extent applicable to GLGC, shall expire upon expiration or termination of any express obligation of MLNM applicable to such Additional Licensed Technology and/or Additional Licensed Technology Assets. MLNM shall promptly provide to GLGC information reasonably requested by GLGC regarding the status of the restrictions set forth above.

     1.5 MC4 Antagonist Assets. Simultaneously with the execution and delivery of this Agreement, and subject to the terms and conditions hereinafter set forth:

          1.5.1 MLNM and GLGC are entering into the MC4 Antagonist Agreement whereby MLNM (for itself and MLNM Affiliates) is licensing to GLGC certain rights in and to the MC4 Target Rights; and

          1.5.2 MLNM hereby sells, transfers, conveys and assigns to GLGC, and GLGC hereby purchases or acquires from MLNM for GLGC's full enjoyment and use for any and all purposes, all right, title and interest of MLNM and MLNM Affiliates in and to the following (collectively, the "MC4 Antagonist Assets"):

               (a) the MC4 Antagonist Program, the MC4 Antagonist Program Dowry, and all Intellectual Property embodied therein or attendant thereto owned or licensed by MLNM or a MLNM Affiliate;

               (b) the MC4 Antagonist Program Patents and the inventions disclosed therein anywhere, and all assignment of rights from employees and other third parties relating thereto;

               (c) the MC4 Antagonist Program Know-How and the inventions disclosed therein anywhere, and all assignment of rights from employees and other third parties relating thereto;

               (d) the MC4 Antagonist Program Materials and the inventions therein, and all assignment of rights from employees and other third parties relating thereto;

               (e) all rights to file for and prosecute any application for Intellectual Property relating to the foregoing, all rights to claim priority, and to hold any patents and other registrations which may be granted therefor, including any and all divisions, continuations, in whole or in part, substitutions, renewals, reissues, reexaminations, and extensions thereof, and all national, foreign counterpart and treaty applications claiming priority therefrom;

               (f) the exclusive and sole right to sue and receive any recoveries for any past, present and future infringement by others of the MC4 Antagonist Program Patents or misappropriation of the MC4 Antagonist Program Know-How; and


               (g) MLNM and MLNM Affiliates' information and data, in whatever medium, relating solely to or embodying the MC4 Antagonist Program (including, without limitation, strategic, business and scientific plans, lab notes, articles, white papers, documentation, databases, downloads, product descriptions, vulnerability alerts, testing data, general technical data, intellectual property disclosures and prosecution files, experimentation and negative experience data and other written accounts of MLNM), and all copyrights on works of authorship relating to the foregoing.

     1.6 Restrictions on MC4 Antagonist Assets. The only restrictions as of Closing on GLGC and GLGC's Affiliates' sole and exclusive right to receive, use, disclose, practice, improve, license, distribute, commercialize or otherwise exploit any of the MC4 Antagonist Assets to the fullest extent are the Field of Use Restrictions, but only to the extent MLNM has an obligation under the Abbott Separation Agreement (defined below) to impose such restrictions on GLGC as the assignee of the MC4 Antagonist Assets. The foregoing restrictions, to the extent applicable to GLGC, shall expire upon expiration or termination of the exclusivity obligations of MLNM as set forth in Section 2.2.1 of that certain Separation Agreement between MLNM and Abbott Laboratories, dated as of August 8, 2003 (the "Abbott Separation Agreement"), as such obligations relate to the MC4 Antagonist Assets, and MLNM shall provide notice to GLGC within thirty (30) days of any such termination or expiration. MLNM shall promptly provide to GLGC information reasonably requested by GLGC regarding the status of the restrictions set forth above. MLNM and MLNM's Affiliates shall not, from and after the Closing, have any right to use or practice the MC4 Antagonist Program Patents and the MC4 Antagonists transferred to GLGC as part of the MC4 Antagonist Assets, except as expressly provided for in the MC4 Antagonist Research Agreement.

     1.7 No Liabilities or Liens. Subject to the terms and conditions hereof and except as set forth in Schedule 1.7, at the Closing, the Transferred Rights and Assets shall be transferred or otherwise conveyed and granted to GLGC free and clear of all Liabilities and Liens other than the Assumed Liabilities (as defined in Section 1.8). To the extent any MLNM Affiliate has any right in or to any of the Transferred Rights and Assets, MLNM shall take all necessary action, at its expense, to obtain from the MLNM Affiliate prior to Closing any rights necessary from the MLNM Affiliate for MLNM to be able to sell, convey or license such assets and rights, as applicable, to GLGC as of the Closing in accordance with this Agreement and the Ancillary Agreements.

     1.8 Assumption of Liabilities. Notwithstanding any provision hereof or any schedule or exhibit hereto or any Ancillary Agreement, and regardless of any disclosure to GLGC, GLGC shall not and will not assume any Liabilities relating to or arising in whole or in part out of any of the Transferred Rights and Assets, except as specifically described in Schedule 1.8 hereto (the items in Schedule 1.8 are referred to as "Assumed Liabilities"). Without limitation of the foregoing, GLGC shall not be liable for any Liabilities relating to or arising from (a) the ownership, possession, use, sale, distribution, licensing or modification of any of the Transferred Rights and Assets (or products and services based on the foregoing) prior to or after Closing by MLNM or a MLNM Affiliate or any of their agents, contractors, employees, customers, collaborators and licensees, (b) any obligation or duty under any contracts or agreements of MLNM or an MLNM Affiliate to be performed or observed prior to or after the Closing unless expressly assumed in Schedule 1.8, or (c) any asset, property or right not purchased or assumed by GLGC under this Agreement or any Ancillary Agreement, whether or not such asset, property or right relates to the Transferred Rights and Assets.

     1.9 Delivery of Assets. MLNM shall deliver, or shall cause to be delivered, to GLGC the Transferred Rights and Assets at Closing or at such other time as provided for in the Transfer Plan.

     1.10 Other Related Assets.

          1.10.1 Without limitation of the foregoing, except for the assets and rights which have been expressly identified by MLNM as (and agreed to by GLGC as being) not transferable or licensable to GLGC in the Transfer Plan, for a period of six (6) months from Closing, MLNM shall use commercially reasonable efforts, at the request of GLGC, to provide GLGC (as part of the consideration to be provided to MLNM under this Agreement) with any additional or supplementary information, materials, and Know-How that existed as of the Closing and that are reasonably related to the Transferred Rights and Assets and necessary for GLGC to use the Transferred Rights and Assets. MLNM's actual costs and expenses relating to the efforts described in this Section 1.10.1 shall be treated as provided for pursuant to Section 4.8

          1.10.2 If and to the extent that any data, Know-How or right of MLNM or a MLNM Affiliate existing as of Closing does not constitute a Transferred Right and Asset or is not solely related to a Transferred Right and Asset, but is both (a) reasonably necessary for any of the Transferred Rights and Assets and (b) used in connection with any other technologies of MLNM, MLNM shall retain ownership of such data, Know-How or right and hereby grants, subject to any existing restrictions as of Closing, to GLGC and GLGC Affiliates a perpetual, non-exclusive, fully paid up, royalty-free, worldwide right and license under such data, Know-How or right to use and create derivative works in connection with and to conduct research, development, marketing, offer for sale, sale, manufacture, distribution, importation and other exploitation of products and services, at no additional cost or expense to GLGC. Notwithstanding the foregoing, MLNM shall not be obligated to provide such data, Know-How or right to GLGC pursuant to this Section if it is or could likely be used in a manner that is materially competitive with MLNM's therapeutic drug business. For purposes of clarification any such data, Know-How and right of MLNM or a MLNM Affiliates that relates to MC4 Antagonists shall not be withheld and MLNM shall be required to provide such data, Know-How and right to GLGC. In the event MLNM believes in good faith that any such data, Know-How or right is or could likely be used in a manner that is materially competitive with MLNM's therapeutic drug business (except that anything relating to MC4 Antagonists shall not be withheld), it will use commercially reasonable efforts to provide such data, Know-How or right to GLGC with the competitive portions masked or otherwise to the extent possible.

     1.11 Purchase Price and Other Consideration.

          (a) The purchase price (the "Purchase Price") for the Transferred Rights and Assets, including the Ancillary Agreements, and the other rights granted and covenants extended to GLGC and GLGC Affiliates under this Agreement and the Ancillary Agreements shall be comprised of:

               (i) shares of common stock of GLGC (the "GLGC Common Stock") to be issued (or cash to be paid in lieu of such shares, at the option of GLGC) in accordance with Section 1.11(b) and adjusted as set forth in Section 1.12(a);

               (ii) the assumption of the Assumed Liabilities as provided in
Section 1.8;

               (iii) the execution and delivery of the ToxExpress Agreement;

               (iv) the other covenants and agreements of GLGC and the licenses granted by GLGC in this Agreement and the Ancillary Agreements;

               (v) and the MC4 Royalty.

          (b) On a date to be determined by GLGC which is on or before the later of (i) June 30, 2006, or (ii) the date any dispute regarding the Adjusted Stock Value (as defined below) is resolved in accordance with Section 1.12(b), but not prior to January 2, 2006 (such later date being the "Deferred Payment Date"), GLGC will issue to MLNM a number of duly authorized, validly issued and fully paid shares of GLGC Common Stock equal to the quotient of:

               (A) $3,500,000.00 (subject to adjustment in accordance with Sections 1.12(a) and (b)) (the "Adjusted Stock Value"), divided by,

               (B) the average of the closing prices of the GLGC Common Stock for each of the fifteen (15) trading days in the period ending two (2) days prior to the Deferred Payment Date.

     On the Deferred Payment Date or as soon thereafter as is reasonably possible, GLGC shall (I) file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of the shares of the GLGC Common Stock issued to MLNM pursuant to this Section 1.11(b); and (II) cause such shares of GLGC Common Stock to be listed on the national market exchange on which the GLGC Common Stock is then listed, but in no event other than The Nasdaq National Market, New York Stock Exchange or American Stock Exchange. GLGC shall use commercially reasonable efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission and, upon effectiveness, keep the registration statement continuously effective under the Securities Act until the earlier of (x) one hundred and eighty (180) days from the date the registration statement is declared effective or such other time as may be reasonable (in the discretion of GLGC) given the then average daily trading volume of the GLGC Common Stock, or (y) such date that all of the shares of GLGC Common Stock issued to MLNM and registered thereunder have been sold by MLNM. In connection with such registration statement, MLNM shall provide to GLGC, as a condition to GLGC's obligation to file such registration statement, such information regarding MLNM, the GLGC Common Stock held by it and its intended distribution of the shares of GLGC Common Stock as may be required under the Securities Act, GLGC and MLNM shall agree to provide indemnifications customary in such registrations and GLGC shall provide MLNM with a written opinion of counsel customary for such issuances and registrations. Notwithstanding the foregoing, GLGC's obligations to file a registration statement with respect to the GLGC Common Stock issued pursuant to this Section 1.11(b) or to cause such registration statement to become effective shall be suspended not more than once for a period of time, not to exceed ninety (90) days, as the Board of Directors of GLGC determines in good faith is appropriate due to the existence of material, non-public information.

     At its option, GLGC may elect to pay MLNM cash in the amount of the Adjusted Stock

Value in lieu of issuance of such GLGC Common Stock.

     1.12 Purchase Price Adjustment and Letter of Credit.

          (a) If MLNM or a MLNM Affiliate has entered or enters into or has agreed or agrees to or is or becomes bound by any obligation, restriction or limitation which results in its inability to transfer one or more Clones pursuant to Section 4.7 below or otherwise limits GLGC's rights to use any such Clones as contemplated in Section 4.7, the Adjusted Stock Value shall be reduced from $3,500,000.00 to an amount calculated as follows: $3,500,000 minus ($450 times (the lesser of (a) the number of Clones requested by GLGC that are limited or restricted as of the date of calculation of the Adjusted Stock Value or (b) 300 minus the number of Selected Clones provided to GLGC by MLNM). In addition, without prejudice to other available remedies, GLGC shall be entitled to offset against the number of shares of GLGC Common Stock (or cash in lieu thereof) to be delivered (or paid) to MLNM pursuant to Section 1.10(b) by reducing the Adjusted Stock Value by an amount equal to the amount of any actually incurred Losses for which GLGC Indemnified Parties have a claim for indemnification pursuant to Article V and which has not been paid by MLNM, not to exceed $500,000 of offsets (such limitation on the offset right shall not be construed as a limitation of GLGC's remedies under this Agreement, including Article V). The exercise of any such right of offset by GLGC in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. In the event GLGC exercises the right of offset and MLNM disputes it, GLGC shall at the request of MLNM deposit in an escrow the shares subject to the offset or their cash equivalent until such time as the dispute regarding the offset is resolved.

          (b) Not later than five (5) business days prior to the Deferred Payment Date, GLGC shall deliver to MLNM a schedule showing the Adjusted Stock Value. If MLNM disputes the Adjusted Stock Value, then no later than four (4) business days from the date of delivery of GLGC's schedule, MLNM shall deliver written notice to GLGC (the "Dispute Notice") that it believes in good faith that the Adjusted Stock Value is not correct. If MLNM does not deliver a Dispute Notice within such four-business day period, then GLGC shall issue the shares based on the Adjusted Stock Value set forth in its schedule, on the Deferred Payment Date. If, however, MLNM timely delivers a Dispute Notice, GLGC and MLNM shall negotiate in good faith for up to ten (10) business days to agree upon a revised Adjusted Stock Value (a "Negotiated Stock Price"). If GLGC and MLNM are unable to agree on a Negotiated Stock Price within ten (10) business days after the date of the Dispute Notice, then both GLGC and MLNM agree to submit the dispute to arbitration conducted before one arbitrator (the "Arbitrator"), to be chosen by agreement between the Chief Executive Officers of GLGC and MLNM within ten (10) business days from the expiration of the ten (10)-business day amicable negotiation period. Within ten (10) business days after the appointment of the Arbitrator, GLGC and MLNM shall each submit written claims to the Arbitrator. Any arbitration conducted pursuant to the terms of this Agreement shall be governed by the commercial arbitration rules as then in effect of the American Arbitration Association. The Arbitrator shall determine based on the facts and the result of the arbitration, how the costs of the arbitration are to be allocated among the parties. GLGC and MLNM agree to accept and be bound as final by the decision of the Arbitrator, with no right of appeal.

          (c) In the event from the date of calculation of the Adjusted Stock Value to the end of the two-year access period for the Clone library provided for under Section 4.7 below, MLNM is unable to transfer to GLGC any requested Clones pursuant to Section 4.7 below or requested clones otherwise are bound to restrictions that limit GLGC's rights to use any such Clones, then MLNM shall make to GLGC, within five (5) days of the end of the two-year period, a payment calculated as follows: $450 times the number of Clones requested by GLGC that are limited or restricted. This payment shall be made in immediately available funds and any such payments shall reduce the Adjusted Stock Value for purposes of Section 5.5.

          (d) At the written request of MLNM delivered to GLGC at any time prior to the Deferred Payment Date, GLGC agrees to deliver to MLNM within such number of days after such request as is commercially reasonable a standby letter of credit in favor of MLNM issued by a regionally or nationally recognized banking institution to support its obligations to deliver to MLNM the GLGC Common Stock or cash in lieu thereof as provided above. The letter of credit shall be for the principal sum of $3,000,000 and shall be irrevocable. The letter of credit shall provide that the Adjusted Stock Value will be payable to MLNM upon presentment in the event GLGC (or its successors and assigns) have not delivered the GLGC Common Stock or the cash payment in lieu thereof by the Deferred Payment Date. If a letter of credit is delivered to MLNM pursuant to this Section, at the time of presentment, MLNM shall provide a certificate to the issuing bank signed by an officer of MLNM that these conditions have not been met and setting forth the amount of the Adjusted Stock Value (which shall in no event exceed $3,000,000) and upon such presentment, the bank shall pay such amount. MLNM shall provide GLGC with three (3) business days prior written notice of its intent to present the letter of credit for payment before presentment to the bank for payment is made under the letter of credit. If a letter of credit is delivered pursuant to this Section, MLNM shall deliver the original letter of credit to GLGC for cancellation at such time as GLGC either issues the GLGC Common Stock to MLNM or pays MLNM the cash value for it pursuant to this Agreement. GLGC and MLNM shall share equally all costs and fees associated with the issuance and maintenance of letter of credit. Payment to MLNM under the letter of credit shall not in any way prejudice or limit GLGC's rights and remedies under this Agreement including
Article V.

          1.13 Purchase Price Allocation. The Purchase Price shall be allocated within one hundred twenty (120) days after the Closing (or as soon as practicable thereafter) among the Transferred Rights and Assets in accordance with an allocation schedule to be prepared by GLGC and consented to by MLNM (which consent shall not be unreasonably withheld). Such allocation schedule shall be prepared in accordance with applicable laws and GLGC and MLNM agree that the Purchase Price shall be allocated among the Transferred Rights and Assets in accordance with their respective values as of the date of this Agreement. In connection with the preparation of such schedule, the parties shall cooperate with each other and provide such information as either of them shall reasonably request. The parties shall (a) prepare each report relating to the federal, state, local and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation schedule and (b) take no position in any tax filing, return, proceeding, audit or otherwise that is inconsistent with such allocation.

          1.14 Royalty.

          1.14.1 GLGC agrees to pay to MLNM royalties on Net Sales of Royalty Products as follows: [REDACTED] percent ([REDACTED]%) of Net Sales for that portion of the total amount of aggregate Net Sales in any calendar year that is less than or equal to US$[REDACTED]; and [REDACTED] percent ([REDACTED]%) of such Net Sales for that portion of the total amount of aggregate Net Sales in any calendar year that exceeds US$[REDACTED] (the "MC4 Royalty"). Each Royalty Product shall only be subject to one royalty payment.

          1.14.2 In the event a Royalty Product is sold which is a Combination Product (as defined below), for purposes of determining the MC4 Royalty, Net Sales of Combination Products shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A over A+B, in which A is the Gross Selling Price (as defined below) of the Royalty Product containing only the MC4 API as the active ingredient during the applicable royalty payment period, and B is the Gross Selling Price of the products containing only one of the other active ingredients contained in the Combination Product during the royalty payment period in question. All Gross Selling Prices shall be calculated as the average Gross Selling Price of such products during the applicable royalty payment period. In the event that no separate sale of either (1) the Royalty Product containing the MC4 API or (2) the product containing the other active ingredients of the Combination Product is made during the applicable royalty payment period or if the Gross Selling Price for a particular product containing an active ingredient included in a Combination Product cannot be determined for such period, Net Sales of the Combination Product shall be determined by mutual agreement reached in good faith by the parties prior to the end of the applicable royalty payment period in question based on the relative contribution of each active ingredient in the Combination Product to the value in the marketplace of the Combination Product, and relative value to the end-user of each therapeutically active ingredient. For purposes of this Section "Gross Selling Price" shall mean the average gross invoiced sales price at which an active ingredient is sold in final finished form to a third party, before discounts, deductions, credits, taxes or allowances and excluding products provided as samples or test or demonstration products. For purposes of this Section, "Combination Product" shall mean a product that is a preparation incorporating two (2) or more active ingredients, one (1) of which is the MC4 API. "MC4 API" shall mean a molecule that (a) is included in the MC4 Assets assigned to GLGC hereunder, and (b) the manufacture, use or sale of which, if performed by an unlicensed third party, would infringe one or more claims in any issued MC4 Antagonist Program Patent.

          1.15 Royalty Term. GLGC shall pay the royalties set forth in Section
1.14 above on a Royalty Product-by-Royalty Product and country-by-country basis during the period commencing on the date of First Commercial Sale of such Royalty Product in such country and ending upon the later of [REDACTED] (the "Royalty Term"). For purposes of this Section 1.15, an "Abandoned Patent" is any patent application included within the MC4 Antagonist Program Patents that (1) included a claim that would have been infringed by the manufacture, use, sale or importation of such Royalty Product in a particular country, and that (2) either
(a) did not issue due to GLGC's failure to use diligent efforts to prosecute such patent application; (b) was abandoned by GLGC after issuance due to lack of diligence by GLGC; or (c) was held invalid or unenforceable due to GLGC's failure to use diligent efforts to defend such patent against a challenge by a third party, provided that a patent application or patent shall in no event be deemed an Abandoned Patent if the abandonment under (a)-(c) herein is due to a material defect in the MC4 Antagonist Program Patent as assigned to GLGC and existing at Closing. In the event there is a dispute between the parties as to whether GLGC has used diligent efforts pursuant to the previous sentence, the parties shall submit the dispute to a neutral third party patent counsel, with not less than 20 years of experience prosecuting and litigating patent matters, to be designated mutually by the parties. In the absence of agreement regarding the identity of the third party neutral, the neutral shall be designated by the Delaware office of the American Arbitration Association, from among its roster of available arbitrators. The parties shall share the fees payable to the neutral third party and to the AAA for its involvement in the selection process. The third party neutral shall make a determination on the issue of diligence based on the parties written and documentary submissions and an oral hearing. For the avoidance of doubt, no royalties shall be due hereunder for sales of a Royalty Product in any country in which there are no issued claims in the MC4 Antagonist Program Patents claiming or covering the manufacture, use or sale of such Royalty Product.

1.16 Reductions. Notwithstanding the foregoing, GLGC shall be entitled to reduce the amount of royalties payable to MLNM pursuant to Section
1.14 for the remainder of the Royalty Term pursuant to Section 1.15(i) following the expiration of the period described in Sections 1.15(ii) and (iii) if, with respect to a given country, one or more Competitor Products are approved for sale in such country. If such circumstances occur, the following royalty reductions shall apply with respect to royalties due on Net Sales of the applicable Royalty Product in such country, provided that in no event shall the royalty be reduced to less than [REDACTED] percent ([REDACTED]%) of Net Sales of such Royalty Product for the remainder of the Royalty Term:

Market Share Of Competitor Products         Percentage Reduction in Royalty

[REDACTED]                                            [REDACTED]


For purposes of the foregoing analysis, "Competitor Product" shall mean (I) a generic version of the Royalty Product approved by the FDA under an Abbreviated New Drug Application ("ANDA") or any equivalent approval by a regulatory authority in as may be available at the time in the U.S. or the applicable country, or (II) a product consisting of, containing or comprising (a) other enantiomeric forms of the compounds contained in the Royalty Product, (b) other salt forms of the compound contained in the Royalty Product, or (c) a pro-drug that is metabolized to the same active moiety as the compound contained in the Royalty Product. For purposes of the foregoing analysis, the market share of the Competitor Products shall be calculated in accordance with the formula A/A + B, where "A" represents the number of units of the Competitor Products sold in the applicable country and "B" represents the number of units of the Royalty Product sold in the applicable country. Data regarding the number of units shall be obtained from a mutually-acceptable company using a mutually-acceptable research methodology, such as IMS Health Data Corp. or some other comparable entity.

          1.17 Royalties Payable to Third Parties. MLNM, and not GLGC, shall be solely responsible for the payment of any royalties, fees or other compensation owed to the third parties identified on Schedule 1.17 hereto (and those third parties who by the terms of the representation of Section 1.17.1 are necessary to be added in order to make such representation true, correct and complete when made) with respect to any sale of Royalty Product. MLNM agrees to pay, or cause to be paid, any fees owed to such third parties in a timely basis in accordance with the applicable agreements and to indemnify and hold harmless GLGC and its successors and assigns for any claim by any such third party or its successors relating to any breach by MLNM, MLNM Affiliates or their respective successors and assigns of any provision of those agreements.

          1.17.1 MLNM hereby represents that, other than as set forth on
Schedule 1.17, there are no other agreements or undertakings to which it or a MLNM Affiliate is bound which creates a royalty or other payment obligation to a third party based on the development, use, manufacture, sale, or other exploitation of Royalty Products or any of the grants made by MLNM to GLGC under this Agreement or the MC4 Antagonist Agreement, and that it will not enter into or permit a MLNM Affiliate to enter into any such agreement while this Agreement or the MC4 Antagonist Agreement is in effect.

          1.18 Method of Payment of Royalties. GLGC shall pay the royalties under Section 1.14 to MLNM within 60 days of the end of each Year. Each such payment shall be accompanied by a detailed calculation of the royalties. GLGC shall provide any additional documentation to support the royalty calculation as is reasonably requested by MLNM, subject to confidentiality obligations that may be owed to third parties with respect to information used in those calculations. Any payments due to MLNM under this Agreement shall be made in U.S. Dollars by wire transfer to a bank account designated by MLNM. The rate of exchange to be used in computing Net Sales and the amount of currency equivalent in U.S. Dollars due to MLNM shall be made at the rate of exchange, calculated as the average of the sales and the purchase exchange rate, quoted for the close of business on the last day of business of the applicable royalty period in The Wall Street Journal, Eastern Edition.

          1.19 Right of First Negotiation. MLNM shall have a right of first negotiation to obtain a license from GLGC to develop and commercialize any Royalty Product that may be developed by GLGC during the first five years after the Closing. MLNM may exercise this right of first negotiation by written notice (the "Exercise Notice") to GLGC within 30 days following the filing of an IND for any such product, or, if earlier, within 30 days after receipt of a notice from GLGC that GLGC desires to license such product to a third party for further development and commercialization. Upon receipt of an Exercise Notice from MLNM, the parties shall negotiate in good faith for a period of up to 45 days (the "Negotiation Period") regarding the terms of a license agreement under which MLNM would obtain the right to develop and commercialize the applicable product. If the parties have not executed a license agreement regarding such product prior to the expiration of the Negotiation Period, GLGC shall be free to develop and commercialize the applicable product itself or with or through a third party without any further obligation to MLNM under this Section 1.19.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of MLNM. MLNM hereby represents and warrants to GLGC as of the date hereof as follows:

          2.1.1 Authorization, etc. MLNM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the Commonwealth of Massachusetts. MLNM has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by MLNM of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of MLNM. This Agreement and each of the Ancillary Agreements is a legal, valid and binding obligation of MLNM, enforceable against it in accordance with its terms.

          2.1.2 No Conflicts, etc. The execution, delivery and performance by MLNM of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any applicable law, (ii) the Certificate of Incorporation or by-laws of MLNM, or (iii) any Contract or other contract, agreement or other instrument to which MLNM or a MLNM Affiliate is a party or by which MLNM or a MLNM Affiliate or any of their respective properties or assets, including but not limited to the Transferred Rights and Assets, may be bound or affected. Except as set forth on Schedule
2.1.2 no Consent is required to be obtained or made by MLNM or a MLNM Affiliate in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, or the use by GLGC of the Transferred Rights and Assets from and after Closing in the Field or as used by MLNM or a MLNM Affiliate prior to Closing.

          2.1.3 Absence of Undisclosed Liabilities. Except as set forth in
Schedule 2.1.3, MLNM has no Liability of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or otherwise directly or indirectly relating to the Transferred Rights and Assets.

          2.1.4 Legal Proceedings. There is no Action or Proceeding pending or threatened, against or adversely affecting MLNM relating to any of the Transferred Rights and Assets, or materially relating to or likely to impact adversely the transactions contemplated by this Agreement or GLGC's right or ability to use any of the Transferred Rights and Assets from and after Closing. Except as set forth in Schedule 2.1.4, there are no facts or circumstances known to MLNM that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting MLNM relating to any of the Transferred Rights and Assets, or in connection with or relating to the transactions contemplated by this Agreement. MLNM has not received notice, and does not otherwise have knowledge, of any orders (governmental or judicial), judgments, show cause demands or decrees outstanding against MLNM or a MLNM Affiliate that relate to or would constitute a Lien on any of the Transferred Rights and Assets, or that would prevent, restrict or otherwise adversely affect the transactions contemplated hereby or GLGC's right or ability to use any of the Transferred Rights and Assets from and after Closing.

          2.1.5 Compliance with Laws; Consents of Governmental Authority. MLNM has complied in all material respects with all applicable laws and orders (governmental or judicial), judgments, show cause demands or decrees outstanding with respect to MLNM which impact or regulate the ownership, possession, licensing, and use of the Transferred Rights and Assets. MLNM has received no notice from any Governmental Authority alleging any material noncompliance with any such applicable laws or orders, judgments, show cause demands or decrees, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future material Liability with regard to any applicable laws or orders, judgments, show cause demands or decrees with respect to MLNM which impact or regulate the ownership, possession, licensing or use of any the Transferred Rights and Assets. All Consents of any Governmental Authority necessary for the ownership, possession, licensing and use of the Transferred Rights and Assets as of the date hereof, if any, are in full force and effect and MLNM is in compliance in all material respects with all such Consents.

          2.1.6 Assets. Except as disclosed in Schedule 2.1.6, MLNM has (a) good title to all the Transferred Rights and Assets free and clear of any and all Liens other than Permitted Liens, (b) all necessary rights and licenses to grant to GLGC the rights granted under the Additional Technology License and the MC4 Antagonist Agreement, and (c) received all Consents (or otherwise made GLGC aware of needing such Consents as identified on Schedule 2.1.2 hereof) and all necessary rights to sell, transfer, grant and deliver to GLGC the Transferred Rights and Assets. There are no Improvements to the Horizon Technology, Additional Licensed Technology, MC4 Antagonist Assets or MC4 Target Technology created by any Person prior to Closing which MLNM does not have the right to either assign or license to GLGC (as applicable).

          2.1.7 Equipment. All equipment and hardware included in the Horizon Dowry, Additional Licensed Technology Dowry, and MC4 Antagonist Assets are transferred to GLGC on an "AS IS" basis solely with respect to their operating condition, provided it is the equipment and hardware GLGC inspected prior to Closing. If it is necessary to substitute any equipment and hardware for that inspected by GLGC prior to Closing, such equipment and hardware shall be in good operating condition and repair and reasonably acceptable to GLGC.

          2.1.8 Contracts. Schedule 2.1.8 contains a complete and correct list of the Assigned Contracts and all other Contracts that relate to or impact the use by MLNM or by GLGC or GLGC Affiliates of any of the Transferred Rights and Assets or the MLNM Improvements and, except as set forth on Schedule 2.1.8, there are no other Contracts entered into by MLNM that materially relate to or materially impact (including in the event of a breach) the use by GLGC or GLGC Affiliates of any of the Transferred Rights and Assets, the GLGC Improvements and the MLNM Improvements, including Contracts of the following type:

               (a) consulting, development, procurement, collaboration, trial, materials transfer, customer, and confidentiality agreements;

               (b) licenses, licensing arrangements, non-competes, covenants not to sue, and other contracts providing for or limiting in any way, in whole or in part, the transfer, use, modification, manufacturing, sale, distribution, marketing, or export of any of the assets or Intellectual Property;

               (c) material maintenance and support agreements;

               (d) outstanding orders and other contracts for the purchase, supply or sale of materials, supplies, products or services;

               (e) any lease agreements providing for the leasing of personal property;

               (f) joint venture, partnership and similar contracts involving a sharing of profits or expenses; and

               (g) asset purchase agreements and other acquisition or divestiture agreements.

          There are no unperformed obligations of MLNM or a MLNM Affiliate under the Assigned Contracts as of the Closing and which were required to be performed prior to Closing, and MLNM has not received any deposits or pre-payments under the Assigned Contracts which have not been earned as of Closing. All of the Assigned Contracts are in full force and effect and enforceable in accordance with their terms, and there are no payments, royalties, fees or other amounts due to or from MLNM or to or from the other contracting parties thereunder except as set forth in Schedule 2.1.8. There is no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default under any Assigned Contract on the part of MLNM or, to MLNM's knowledge, any other party thereto except as set forth in
Schedule 2.1.8. There is no dispute (or facts that may reasonably lead to a dispute) known to MLNM under any Assigned Contract regarding the scope of such Contract, or performance or obligations under such Contract, including with respect to any payments to be made or received by MLNM thereunder. MLNM has provided to GLGC a full and complete copy (including all amendments, side agreements, waivers and files) of the Assigned Contracts.


     2.1.9 Government Contracts. There are no Contracts or other arrangements or undertakings with any Governmental Authority to which MLNM or a MLNM Affiliate is or was a party or of which MLNM is aware granting rights to or reserving rights in any of the Transferred Rights and Assets to or by such Governmental Authority.

     2.1.10 Intellectual Property.

          (a) Schedule 2.1.10 lists all Registered Intellectual Property of MLNM relating to the Transferred Rights and Assets owned or controlled by MLNM or a MLNM

Affiliate (collectively, the "MLNM Registered IP"), and any Actions or Proceedings pending or threatened as of the date hereof before any Governmental Authority or tribunal (including the PTO, Federal Trade Commission or equivalent authority anywhere in the world) related to any of the Transferred Rights and Assets. MLNM is the sole and exclusive owner of the Imaging Patent Application, the MC4 Antagonist Program Patents, and the MC4 Target Patents and, with respect to any patents and patent applications that are part of the Imaging Patent Application, the MC4 Antagonist Program Patents, or relating to the MC4 Target Patents, MLNM is not aware of any claim of inventorship with respect thereto by a third party not listed as an inventor therein or of any claim by any of the Transferred Employees that he/she owns any Intellectual Property relating to the Transferred Rights and Assets in his/her own name.

          (b) MLNM has secured valid written assignments of Intellectual Property from all employees and other third parties who contributed to the creation or development of the Horizon Technology, the Additional Licensed Technology, The MC4 Antagonist Assets, and the MC4 Target Technology.

          (c) (i) MLNM or a MLNM Affiliate owns all Intellectual Property in or to the Horizon Technology, Additional Licensed Technology, the MC4 Antagonist Assets, and the MC4 Target Technology (excluding Intellectual Property identified on Schedule 2.1.10(c)), and, except as set forth on Schedule 2.1.10(c), the use thereof by GLGC and GLGC Affiliates will not trigger an obligation to pay fees or royalties to any third party, which obligation is incurred or arises from the agreements, actions or conduct of MLNM or a MLNM Affiliate; (ii) the Horizon Technology, Additional Licensed Technology, the MC4 Antagonist Assets, and the MC4 Target Technology, and the use of any of them by MLNM prior to Closing and by GLGC after Closing generally in the same manner, do not infringe or misappropriate the Intellectual Property of any Person, or violate any material term or provision of any license or contract concerning such Intellectual Property to which MLNM or a MLNM Affiliate is a party or to which it is bound; (iii) MLNM and MLNM Affiliates have received no notice from any Person claiming, and have no basis for believing, that any of the Transferred Rights and Assets, the underlying technologies or any products, technology or services currently under development relating thereto infringes or misappropriates the Intellectual Property of any Person or violates any material term or provision of a license or other contract, including notice of the availability of technology to be licensed or of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights; (iv) except as set forth in Schedule 2.1.10(c), no Person is infringing or misappropriating any Intellectual Property associated with the Horizon Technology, Additional Licensed Technology, MC4 Target Patents (solely in the field of MC4 Antagonists) or MC4 Antagonist Program Patents or other Intellectual Property which is being assigned or licensed to GLGC under this Agreement or the Ancillary Agreements; and (v) none of the Transferred Rights and Assets is subject to any Action or Proceeding or order (governmental or judicial), judgment, show cause demand or decree that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of Intellectual Property related to any of the Transferred Rights and Assets, or that may affect the validity, use or enforceability of GLGC's rights to such assets.

          (d) MLNM and MLNM Affiliates have not transferred ownership of or granted any license or other right to use or authorized the retention of any rights to use the

Horizon Technology, the MC4 Antagonist Assets, or the MC4 Target Technology to or for the benefit of any other Person except as disclosed in Schedule 2.1.10(d).

          (e) Except as set forth in Schedule 2.1.10(e), MLNM and MLNM Affiliates have not agreed not to sue or assert Intellectual Property rights against any Person or to indemnify another Person, and no Person has agreed not to sue or assert Intellectual Property rights against MLNM or a MLNM Affiliate or to indemnify MLNM, in connection with the Horizon Technology, Additional Licensed Technology, the MC4 Antagonist Assets, or the MC4 Target Technology.

          (f) MLNM has taken commercially reasonable steps to protect its rights in its confidential information and trade secrets relating to the Transferred Rights and Assets and the confidential information and trade secrets provided by any other Person to MLNM subject to a duty of confidentiality relating to the Horizon Technology, the MC4 Antagonist Assets, or the MC4 Target Technology.

          (g) Except as set forth in Schedule 2.1.10(g), neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in GLGC being obligated to grant any rights or licenses with respect to the Horizon Assets, Additional Licensed Technology Assets or the MC4 Antagonist Assets to any Person pursuant to any Contract to which MLNM or a MLNM Affiliate is a party or by which any of their respective assets and properties are bound.

          (h) Except as set forth in Schedule 2.1.10(h), MLNM has all necessary rights to license GLGC to use the Additional Licensed Technology Software in accordance with the Additional Technology License, and the MC4 Target Rights in accordance with the MC4 Antagonist Agreement.

          2.1.11 Brokers, Finders, etc. All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of MLNM in such manner as to give rise to any valid claim against GLGC for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to MLNM upon consummation of the transactions contemplated hereby and thereby.

          2.1.12 Disclosure. No representation, warranty or statement made by MLNM in this Agreement, any Ancillary Agreement or any other document or certificate furnished or to be furnished to GLGC pursuant to this Agreement or any Ancillary Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. MLNM has disclosed to GLGC all facts known or reasonably available to MLNM that are material to the Transferred Rights and Assets.

     2.2 Representations and Warranties of GLGC. GLGC hereby represents and warrants to MLNM as of the date hereof as follows:

          2.2.1 Authorization, etc. GLGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the State of Maryland. GLGC has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by GLGC of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of GLGC. GLGC has duly executed and delivered this Agreement and each of the Ancillary Agreements. This Agreement and each of the Ancillary Agreements is a legal, valid and binding obligation of GLGC, enforceable against it in accordance with its terms.

          2.2.2 Brokers, Finders, etc. All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of GLGC in such manner as to give rise to any valid claim against MLNM for any brokerage or finder's commission, fee or similar compensation or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to GLGC upon consummation of the transactions contemplated hereby or thereby.

          2.2.3 Disclosure. No representation, warranty or statement made by GLGC in this Agreement, any Ancillary Agreement or any other document or certificate furnished or to be furnished to MLNM pursuant to this Agreement or any Ancillary Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE III

                         CLOSING; DELIVERIES AT CLOSING

     3.1 Closing and Conditions. The closing of the transactions contemplated in this Agreement (the "Closing") shall occur on a date and at a time and place mutually agreed to by the parties.

     3.2 Deliveries.

          3.2.1 MLNM's Deliveries. At the Closing, and as a condition thereto, MLNM is delivering, or causing to be delivered, the following to GLGC:

               (a) An agreed upon Transfer Plan for transfer of the Horizon Assets, Additional Licensed Technology Assets, and MC4 Antagonist Assets by MLNM to GLGC (the "Transfer Plan");

               (b) A recordable instrument executed by MLNM (and any MLNM Affiliate as appropriate) for each MLNM Registered IP that is being assigned or exclusively licensed to GLGC, in the form attached as Exhibit A (the "IP Assignments")

               (c) Originals of all Consents listed on Schedule 2.1.2 hereof, copies of which are attached hereto as Exhibit B (collectively, the "Third Party Consents");

               (d) The Transition Services Agreement between GLGC and MLNM, a copy of which is attached hereto as Exhibit C (the "Transition Agreement"), executed by MLNM;

               (e) The License Agreement between MLNM and GLGC with respect to the Additional Licensed Technology, a copy of which is attached hereto as Exhibit D (the "Additional Technology License"), executed by MLNM;

               (f) The License Agreement between GLGC and MLNM with respect to the MC4 Target Rights, a copy of which is attached hereto as Exhibit E (the "MC4 Antagonist Agreement"), executed by MLNM;

               (g) the ToxExpress License Agreement between MLNM and GLGC, a copy of which is attached hereto as Exhibit F (the "ToxExpress Agreement"), executed by MLNM;

               (h) the Compound Development Agreement between MLNM and GLGC, a copy of which is attached hereto as Exhibit M (the "Compound Development Agreement"), executed by MLNMl;

               (i) The Research License Agreement between GLGC and MLNM with respect to the screening by MLNM of certain MC4 Antagonists against targets other than MC4, a copy of which is attached hereto as Exhibit G (the "MC4 Antagonist Research Agreement"), executed by MLNM; and

               (j) all other assignments and instruments of conveyance necessary or reasonably desirable for MLNM to sell, assign, transfer, convey and deliver the Transferred Rights and Assets to GLGC, if any.

          3.2.2 GLGC's Deliveries. At the Closing, GLGC is delivering, or causing to be delivered, the following to MLNM (only the ToxExpress Agreement and the Compound Development Agreement being a condition of Closing by MLNM):

               (a) The Transition Agreement, executed by GLGC;

               (b) The Additional Technology License, executed by GLGC;

               (c) The MC4 Antagonist Agreement, executed by GLGC;

               (d) The MC4 Antagonist Research Agreement, executed by GLGC;

               (e) The Compound Development Agreement, executed by GLGC; and

               (f) The ToxExpress Agreement, executed by GLGC; and

               (g) A certified copy of the resolutions of the board of directors of

GLGC, a copy of which is attached hereto as Exhibit L, authorizing and approving the transactions contemplated in this Agreement.

          3.2.3 Deliveries By Transferred Employees. At the Closing, and as a condition of Closing by GLGC with respect thereto, each of the Transferred Employees (as applicable) is delivering, or causing to be delivered, to GLGC the following:

               (a) The Option Agreements between GLGC and each of the Transferred Employees, in the form attached hereto as Exhibit H (the "Option Agreements"), executed in each case by the respective Transferred Employee;

               (b) The Employment Agreement by and between GLGC and Lou Tartaglia, a copy of which is attached hereto as Exhibit I-1 ("Tartaglia Employment Agreement"), executed by Dr. Tartaglia;

               (c) The Employment Agreement by and between GLGC and Tom Barnes, a copy of which is attached hereto as Exhibit I-2 ("Barnes Employment Agreement"), executed by Dr. Barnes;

               (d) The employment offer letters with the Transferred Employees other than Drs. Tartaglia and Barnes (the "Employment Offer Letters"), executed by each of such Transferred Employees;

               (e) The Employee Incentive and Retention Agreements between GLGC and certain of the Transferred Employees, in the form attached hereto as Exhibit J (the "Transferred Employee Agreements"), executed in each case by the respective Transferred Employee;

               (f) An Assignment to GLGC executed by each of the Transferred Employees with respect to any Intellectual Property in the Transferred Rights and Assets that any of them may own, a copy of which is attached hereto as Exhibit K (the "Individual Assignments");

               (g) Copies of GLGC's Proprietary Information and Inventions Agreement executed by each of the Transferred Employees; and

               (h) Any and all other assignments and instruments of conveyance or employment necessary or desirable for the effectuation of the transactions contemplated hereunder.

          3.2.4 Deliveries to Transferred Employees. At the Closing, GLGC is delivering, or causing to be delivered, the following to the Transferred Employees (as applicable) (only (a), (c) (d) and (f) below are a condition of Closing by MLNM):

               (a) The cash and stock amounts payable at Closing to each of the Transferred Employees, as set forth in the Transferred Employee Agreements;

               (b) The Option Agreements, executed by GLGC;

               (c) The Tartaglia Employment Agreement, executed by GLGC;

               (d) The Barnes Employment Agreement, executed by GLGC;

               (e) The Employment Offer Letters, executed by GLGC; and

               (f) The Transferred Employee Agreements, executed by GLGC.

          3.2.5 Post-Closing. Within seven (7) days after the Closing, GLGC and MLNM shall enter into a mutually agreeable Confidentiality Agreement with respect to information to be exchanged by the parties after the Closing (the "Confidentiality Agreement").

                                   ARTICLE IV

                       COVENANTS, LICENSES AND AGREEMENTS

          4.1 Non-Competition and Non-Solicitation.

               (a) MLNM Prohibited Activities. For the period commencing with Closing and ending on the third (3rd) anniversary of Closing with respect to clauses (i), (iii) and (iv) below and the seventh (7th) anniversary of Closing with respect to clause (ii) below, each of MLNM and MLNM Affiliates shall not, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, except with the prior written consent of
GLGC:

                    (i) Except as expressly permitted under this Section 4.1 or
Section 4.11.3, participate, engage or hold any interest in, whether as a stockholder, officer, director, owner, partner, joint venturer, investor, manager, employee, independent contractor, consultant or advisor, any business or enterprise that is engaged in the Field, or enable or assist any other Person to engage in any business or enterprise in the Field; provided, however, that MLNM shall not be precluded from holding Passive Investment Interests (as defined below) or entering into (xx) Permitted Business Combinations; (yy) Permitted Technology Collaborations (as defined below); or (zz) Permitted Product Collaborations (as defined below) during the three-year period referenced in subsection (a) above;

                    (ii) Except as expressly permitted under this Section 4.1,
(aa) research, develop, screen, make, have made, use, market, sell and offer for sale, import, export, commercialize or otherwise exploit any chemical entity that antagonizes the activity of melanocortin-4 receptor as the target for any indication; or (bb) license, collaborate with, enable, or otherwise authorize any such use or practice by any third party, except pursuant to the license agreements existing as of the Closing that are listed in Schedule 4.1(a)(ii); provided, however, that MLNM or its Affiliates shall not be precluded from entering into a Permitted Business Combination or holding a Passive Investment Interest (as defined below). In no event shall the foregoing limit any right or remedy of GLGC that may exist in law or equity;

                    (iii) Solicit (or attempt to solicit) or hire, or induce in the case of the Transferred Employees, any individual who is then an employee of GLGC or any of GLGC Affiliates or who was an employee within the past three months, who has performed or is performing a significant amount of work in connection with the Field or any of the Transferred Rights and Assets (including any of the Transferred Employees), who has been or is engaged materially in the development of Platform Technology (as defined below) or who was integrally involved in the transactions contemplated hereby (including the implementation of the Transfer Plan) or in the Ancillary Agreements to terminate his or her employment with GLGC or any such GLGC Affiliate or consider employment with any other Person; provided, however, that (a) general solicitations for employment conducted through the media or solicitation of employees who have been notified they will be laid off or terminated shall not constitute a violation of this provision, (b) in the event of the non-hire restriction, MLNM shall be permitted without breaching this provision to discuss potential employment opportunities with an employee of GLGC or a GLGC Affiliate whom it has not solicited initially (or induced in the case of Transferred Employees) and determine if there is a desire by MLNM to hire such employee and by the employee to work for MLNM, and, if so, then MLNM or a MLNM Affiliate shall not hire the employee unless GLGC or the GLGC Affiliate has agreed that it will not enforce this provision with respect to such employee (in which case GLGC will release such employee of any non-competition obligations to the extent that they may preclude the individual from accepting or performing the MLNM employment); or

                    (iv) Solicit or induce (or attempt to solicit or induce) any customer of GLGC or any GLGC Affiliates not to conduct business or to cease conducting business with GLGC or any such GLGC Affiliate.

               The term "Permitted Business Combination" shall mean a business combination transaction between MLNM and any Person (other than a MLNM Affiliate) in which:

               (A) either (I) MLNM acquires all of the outstanding securities or other ownership interests of such Person, (II) such Person acquires all of the outstanding securities or other ownership interests of MLNM, or (III) MLNM and such Person merge or consolidate, and

               (B) the majority of such Person's valuation is not attributable to activities in the Field or relating to MC4 Antagonists, and such Person does not otherwise materially or significantly engage in or conduct any activities in the Field at the time it enters into or closes on the agreement with MLNM regarding such acquisition, merger or consolidation.

               In the event of a Permitted Business Combination, MLNM (and its successor or assign) shall use its best efforts not to, and shall cause its Affiliates to use their best efforts not to, use, disclose or make available any aspect of the Horizon Assets, the MC4 Antagonist Assets or the Know-How relating to any of the foregoing, in connection with or as part of any activities in the Field other than those that were being undertaken by MLNM prior to the Permitted Business Combination and not for the future conduct of such businesses. In the event of a Permitted Business Combination, MLNM, MLNM Affiliates and any entity resulting from a merger or consolidation by or with any of them shall continue to be bound to the terms of Section 4.1 (a) until its expiration in accordance with its terms. For the avoidance of doubt, notwithstanding any other provision of this Agreement or the Ancillary Agreements, the Imaging Patent Rights and the GLGC Improvements shall not be, and are not being, licensed by GLGC and cannot be sublicensed or transferred by MLNM to any entity or business resulting from the Permitted Business Combination.

               The term "Permitted Product Collaboration" shall mean an agreement between MLNM and a third party collaborator (other than a MLNM Affiliate) whereby (i) MLNM provides either (xx) a target, molecule or compound to the third party for the purpose of research and development of a specific hypothesis for a drug candidate and/or diagnostic product for possible commercialization by MLNM alone or together with the third party or (yy) a collaboration with, license to, joint-venture interest in, grant, or other access or rights to a disease or therapeutic area to a third party for the purpose of the discovery, development, manufacture or commercialization of drugs, drug candidates and/or diagnostic products by the third party or together with MLNM, in either case of (xx) or (yy), whereby repurposing, repositioning or reprofiling activities are undertaken as an incidental but not the primary activity of the collaboration, (ii) except for funds provided in exchange for a non-controlling equity position in the collaborator entity, any funds provided by MLNM to the third party are restricted to use in connection with the research and development which is the subject of the collaboration, (iii) the third party's (or its pertinent business unit's) (x) revenues during the then current and any subsequent fiscal year from business or activities in the Field do not exceed 25% of the third party's (or its pertinent business unit's) revenues for such current or subsequent fiscal year, and (y) expenditures on research and development relating to the Field do not exceed 25% of the third party's (or its pertinent business unit's) research and development budget for such current or subsequent fiscal year, and (iv) the drug candidate that is the subject of such research and development activities is not an MC4 Antagonist. Upon the reasonable request of GLGC, MLNM will use all commercially reasonable efforts to provide, or to cause the third party collaborator to provide, in good faith, information and documentation to support a determination that the requirement under clause (iii) above is satisfied.

               The term "Permitted Technology Collaboration" shall mean an agreement between MLNM and a third party collaborator (other than a MLNM Affiliate) whereby (i) MLNM provides a software program, hardware or other technology component that is not principally or primarily for use in the Field to the third party for the purpose of the third party developing and commercializing a technology tool that is not principally or primarily used or usable in the Field, but may have incidental applications within the Field, (ii) except for funds provided in exchange for an equity position in the collaborator entity, any funds provided by MLNM to the third party are restricted to use in connection with the development of the specified tool, (iii) the third party's (or its pertinent business unit's) (x) revenues during the then current and any subsequent fiscal year from business or activities in the Field do not exceed 25% of the third party's (or its pertinent business unit's) revenues for such current or subsequent fiscal year, and (y) expenditures on research and development relating to the Field do not exceed 25% of the third party's (or its pertinent business unit's) research and development budget for such current or subsequent fiscal year, (iv) the third party and not MLNM or a MLNM Affiliate will sell or license the tool to third party customers and will not be the end user of the tool, (v)

MLNM and MLNM Affiliates will not sell or license the tool to end users except as permitted under Section 2.1 of the Additional Technology Agreement, (vi) the Horizon Technology, GLGC Improvements, Additional Licensed Technology, and/or the MC4 Target Rights or any MC4 Antagonists are not used in connection with the collaboration activities (except that the Additional Licensed Technology may be used outside of the exclusivity granted to GLGC) and (vii) if the tool is materially useful in the Field, MLNM uses commercially reasonable efforts to provide or cause the collaborator to provide to GLGC a non-exclusive fully paid-up internal business use license to use the tool on standard terms offered to others (including support), at such time as the tool is first commercially suitable, provided the price of such tool is not material, in MLNM's reasonable discretion, in proportion to the aggregate value of the consideration paid by GLGC under this Agreement. Upon the reasonable request of GLGC, MLNM will use all commercially reasonable efforts to provide, or to cause the third party collaborator to provide, in good faith, information and documentation to support a determination that the requirement under clause (iii) above is satisfied.

               The term "Passive Investment Interest" shall mean (a) a monetary investment in a fund or other independently organized investment vehicle not owned or controlled by MLNM or a MLNM Affiliate, where monies contributed by various investors have been pooled for the purpose of making passive investments in third-party companies in the name of the fund or other investment vehicle, and provided that MLNM or a MLNM Affiliate do not directly hold any voting securities of, have any seats on the board of directors or other governing body of, or otherwise has the power to direct the affairs of the third-party company; or (b) a general allocation, dividend or other distribution to the investors in such fund or other independently organized investment vehicle of debt or equity securities of an entity in which such fund or other investment vehicle holds an interest; provided that MLNM or a MLNM Affiliate does not have any seats on the board of directors or other governing body of, or otherwise has the power to direct the affairs of the third-party company, other than by virtue of the voting securities received in such allocation, dividend or other distribution; and provided further that if MLNM or a MLNM Affiliate receives a controlling interest in such company as a result of any such allocation, dividend or other distribution, it will use commercially reasonable efforts to divest itself of such controlling interest.

               The term "Platform Technology" shall mean with respect to MLNM, the activities undertaken by MLNM's group called as of Closing "Platform Technology Group" or individuals who are working on technology development (or such successor group as may encompass similar activities as this group) and, with respect to GLGC, the research and development of technology services and products of utility to customers generally, and not developed or targeted to one particular customer on a fee basis.

               (b) GLGC Prohibited Activities. For the period commencing with Closing and ending on the second (2nd) anniversary of Closing, neither GLGC nor any GLGC Affiliate shall, for any reason whatsoever, directly or indirectly, for itself, or on behalf of or in conjunction with any other Person, except with the prior written consent of MLNM, solicit (or attempt to solicit) or hire any individual who is then an employee of MLNM or a MLNM Affiliate or who was an employee within the past three months, (other than the Transferred Employees)
(X) who performed a significant amount of work in connection with the Horizon

Technology or Additional Licensed Technology at MLNM or who was integrally involved in the transactions contemplated hereby (including the implementation of the Transfer Plan) or in the Ancillary Agreements or (Y) who, has been or is engaged materially in the development of Platform Technology (as defined above) to terminate his or her employment with MLNM or any MLNM Affiliate or consider employment with any other Person; provided, however, that (i) general solicitations for employment conducted through the media or solicitation of employees who have been notified they will be laid off or terminated shall not constitute a violation of this provision, and (ii) in the event of the non-hire restriction, GLGC shall be permitted without breaching this provision to discuss potential employment opportunities with an employee of MLNM or a MLNM Affiliate whom it has not solicited initially and determined if there is a desire by GLGC to hire such employee and by the employee to work for GLGC, and, if so, then GLGC or a GLGC Affiliate shall not hire the employee unless MLNM or the MLNM Affiliate has agreed that it will not enforce this provision with respect to such employee (in which case MLNM will release such employee of any non-competition obligations to the extent that they may preclude the individual from accepting or performing the GLGC employment). For the avoidance of doubt, in the event MLNM is the subject of and does not survive a Permitted Business Combination, the provisions of this Section 4.1(b) shall only apply with respect to individuals who were employees of MLNM prior to the Permitted Business Combination.

               (c) Damages. Because of the difficulty of measuring economic losses to the parties and their Affiliates as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to a party or its Affiliate for which it would have no other adequate remedy, the parties agree that the covenants in this Section 4.1 may be enforced by a party in the event of breach by the other party or any of such other party's Affiliates, in addition to, but not in lieu of, any other available remedies, by injunctions and restraining orders and other equitable remedies.

               (d) Severability; Reformation. The covenants in this Section 4.1 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

               (e) Independent Covenant; Reasonable. All of the covenants in this Section 4.1 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any party against the other party or an Affiliate thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any party of such covenants. The parties hereby agree that all covenants contained in this Section 4.1 are fair, reasonable and valid and waive all defenses to the strict enforcement hereof by the other party. The covenants contained in this Section 4.1 hereof shall not be affected by any breach of any other provision hereof by any party hereto.

          4.2 Employee Matters.

               (a) Up to and prior to Closing, MLNM shall be and remain the sole employer of the Transferred Employees, and shall be solely responsible for and will cause to be discharged and satisfied in full all amounts and benefits owed to any Transferred Employee relating to the period of employment by MLNM or on account of the termination thereof, and any and all related tax withholding and employment tax obligations with respect to such amounts. From the day after Closing, GLGC shall become the employer of the Transferred Employees. Nothing in this Section 4.2 shall constitute an employment contract or other obligation of MLNM to the Transferred Employees and the Transferred Employees shall still be considered "employees at-will" subject to the terms and conditions of employment generally applicable to the employees of MLNM.

               (b) Effective upon the Closing, MLNM hereby waives, releases and discharges, for the benefit of GLGC and GLGC Affiliates and their successors and assigns, for as long as each such Transferred Employee and Relevant Former Employee is working (either as an employee or a consultant) for GLGC, a GLGC Affiliate or their successors and assigns, any and all provisions in any oral or written agreement between MLNM and any Transferred Employee or Relevant Former Employee relating to:

               (i) covenants not to compete or other restrictive covenants with MLNM, to the extent such covenants are related to or cover any aspect or use of the Transferred Rights and Assets, the Field, the Additional Licensed Technology, the MC4 Antagonist Assets, or the MC4 Target Technology, or GLGC's unrestricted enjoyment of the benefits thereof;

               (ii) the maintenance, disclosure and use of confidential information of MLNM, to the extent such information is related to or covers any aspect or use of the Transferred Rights and Assets, the Field, the Additional Licensed Technology, the MC4 Antagonist Assets, or the MC4 Target Technology or GLGC's unrestricted enjoyment of the benefits thereof (provided that any and all information being sold to GLGC under this Agreement or the Ancillary Agreements shall be the sole property of GLGC from and after Closing and not subject to any restrictions imposed by MLNM); or

               (iii) the rights of MLNM in and to any inventions, original works of authorship, developments, concepts, improvements or trade secrets such Transferred Employee or Relevant Former Employee may have solely or jointly conceived, developed or reduced to practice (or that such Transferred Employee or Relevant Former Employee worked on and that subsequently may be conceived, developed or reduced to practice), but only to the extent such inventions, original works of authorship, developments, concepts, improvements or trade secrets are solely or principally related to the Horizon Assets, Additional Licensed Technology, the MC4 Antagonist Assets, and/or the MC4 Target Rights or GLGC's unrestricted enjoyment of the benefits thereof.

          4.3 Tax Matters.

               (a) Sales Taxes. Upon the filing of the certificate referenced below, the parties agree that they will not collect Massachusetts sales tax with respect to the transfer of the Horizon Assets pursuant to this Agreement. To the extent any sales taxes are assessed or claimed by the Commonwealth of Massachusetts with respect to the transfer of the Horizon

Assets pursuant to this Agreement, such sales taxes shall be paid by GLGC, provided that MLNM agrees to notify GLGC promptly of any such assessment or claim and to assist GLGC in mitigating any such sales tax and any penalties relating thereto. The Parties shall cooperate in good faith to deliver licenses and technology in the most tax-advantageous manner possible within the confines of the law and to work together to complete The Commonwealth of Massachusetts' Department of Revenue Form ST-12 pursuant to which under General Laws of Massachusetts Section 42B of Chapter 63 a foreign corporation may qualify for a tax exclusion. MLNM shall be solely responsible for any taxes applicable to its receipt of royalties and consultation fees paid to it by GLGC.

               (b) Certain Royalty Payments. If any royalty payments to MLNM under this Agreement are made by a non-resident foreign entity, which payments result in an obligation to pay taxes under the applicable laws of any jurisdiction other than the United States, then except as set forth below, such payments shall be made without deduction or withholding except to the extent that any such deduction or withholding is (i) required to be made on account of taxes imposed under the applicable laws of the United States, or (ii) expressly permitted pursuant to a right of offset under this Agreement, and the parties will share equally the burden of any required gross-up.

          4.4 Public Disclosure. Any public announcement with respect to the execution of this Agreement and/or the Ancillary Agreements will be reviewed by the Parties in advance of such announcement and be subject to prior written approval by an authorized representative of each party, except as may be required by applicable laws or any listing agreement with, or the rules of, the National Association of Securities Dealers automated quotation system or any other quotation exchange on which the parties' shares are listed. Subsequent quotes from or references to such authorized public announcement shall not require any additional approval of the parties. Further releases or statements by one party relating to the subject matter of this Agreement and the Ancillary Agreements shall not require consultation with or agreement of the other party, provided such release or statement does not divulge or disclose the confidential information of the other party or name such other party in which case such release or statement shall be subject to prior approval by such named party, which approval shall not be unreasonably withheld. Approvals provided for above shall be presumed to have been granted in the event a party has not provided comments or otherwise rejected the announcement or request within three (3) business days of receipt. Notwithstanding the above, after the initial press release regarding the execution of this Agreement, each party shall have the right to make without the consent of the other party fair, descriptive uses of the other party's name solely for the purpose of referring to these transactions and the assets and rights secured from or provided by the other party and shall use commercially reasonable efforts to provide to the other party a copy of the statement that makes the reference contemporaneously with the public disclosure of such statement or, if possible, in advance thereof. Nothing in the prior sentence shall require either party to disclose any material, non-public information to the other party.

          4.5 MLNM's Further Assurances. From time to time after Closing, at MLNM's request and expense, MLNM shall execute and deliver to GLGC such instruments, and take such other and further action, as may reasonably be required to carry out the intent and purpose of this Agreement and the Ancillary Agreements.

          4.6 Covenant Not to Assert Rights.

               (a) By MLNM.

                         (i) Subject to Section 4.6(a)(ii) below, MLNM (for
itself and MLNM Affiliates) hereby covenants to GLGC that it will not, directly or through others, assert against GLGC, GLGC Affiliates and their respective successors and assigns (whether to all or substantially all of the assets of GLGC or a GLGC Affiliate or to the rights to a specific technology platform), and other Persons solely in their capacity as customers, collaborators and technology partners of any of them (collectively, the "GLGC Parties") any Intellectual Property of MLNM or MLNM Affiliates that exist (whether conceived or reduced to practice) as of the date hereof, or which may be developed, conceived or first reduced to practice during the five-year period after Closing (whether or not patent applications have been filed with respect thereto) which are directly related to any of the Transferred Rights and Assets or otherwise necessary (I) to reduce to practice, practice, develop, research, modify, license, use, make or have made, import, export, sell, offer for sale, market, make derivative works or distribute any of the Transferred Rights and Assets or to develop technologies, products and services that apply or incorporate any of the Transferred Rights and Assets, including using the rights licensed under the Ancillary Agreements, or (II) for any of the GLGC Parties to reduce to practice, practice, develop, research, use, modify, license, make or have made, import/export, sell, offer for sale, market, make derivative works of, distribute, commercialize or otherwise exploit MC4 Antagonists as permitted by the terms of this Agreement or the MC4 Antagonist Agreement.

                         (ii) The covenants of MLNM set forth in Section 4.6(a)
(i) above shall not, and do not, extend to any (xx) patents of MLNM or MLNM Affiliates on compounds or molecules (except with respect to compounds and molecules that are part of the Transferred Rights and Assets or the licenses granted hereunder or under the Ancillary Agreements), or (yy) patents of MLNM or MLNM Affiliates on genes and uses of genes (provided that the covenant in Section 4.6(a)(i) does extend to the use of genes to develop tools, products and services relating to the Field and for purposes of using the Transferred Rights and Assets).

               (b) By GLGC.

                    (i) Subject to Section 4.6(b)(ii), GLGC (for itself and GLGC Affiliates) hereby covenants to MLNM that it will not, directly or through others, assert against MLNM, and MLNM Affiliates, and their respective successors and assigns (whether to all or substantially all of the assets of MLNM or a MLNM Affiliate or to the rights of MLNM under the license back granted in Section (4.11.3), and other Persons solely in their capacity as customers, collaborators and technology partners of any of them (collectively, the "MLNM Parties"), any Intellectual Property of GLGC or GLGC Affiliates that exist as of the date hereof (including rights to inventions conceived or first reduced to practice as of the date hereof, whether or not applications have been filed with respect thereto) which are necessary for any of the MLNM Parties to exercise the rights granted to MLNM in Section 4.11.3 solely with respect to GLGC Improvements.


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

                    (ii) The covenants of GLGC set forth in Section 4.6(b)(i) above shall not, and do not, extend to (xx) any aspects of the GLGC's Gene Express System, any database products and services, any technology to obtain gene expression data, and any technology for processing RNA to obtain gene expression data, (yy) any existing or new Intellectual Property or technology of any of the GLGC Parties developed, conceived, reduced to practice or improved separately from the activities conducted by the GLGC Parties in the Field, or
(zz) any use by MLNM, MLNM Affiliates or successors and assignees of Intellectual Property of GLGC or a GLGC Affiliate in contravention of Section 4.1(a) (non-competition and non-solicitation) or any other provision of this Agreement and the Ancillary Agreements, or any use by MLNM Parties of any Improvement of a GLGC Party that is not a GLGC Improvement.

          4.7 Access to Clone Library.

               (a) For a period of two (2) years from the Closing, MLNM hereby covenants and agrees to provide access to GLGC and GLGC Affiliates (or the successor or assign of the gADME Technology or the business of GLGC or a GLGC Affiliate) to MLNM's electronic and physical cDNA clone library for purposes of identifying and characterizing Full Length cDNA Clones which encode the various classes of drug metabolizing enzymes needed for the gADME Technology. Subject to any restrictions imposed on the clones as a result of MLNM's then existing relationships with third parties, MLNM shall be obligated to supply the Clones associated with up to 300 genes designated by GLGC or a GLGC Affiliate during such two (2) year period, and all information relating thereto and all MLNM personnel and services required for such efforts, subject to the adjustments set forth in Section 1.12 above. MLNM shall advise GLGC of any restrictions applicable to a clone requested by GLGC at the time of the request in order for GLGC to determine if the clone is still useful to it (clones declined by GLGC due to the restrictions applicable to them do not become Selected Clones).

               (b) Use of such clones shall be solely for purposes of developing, researching, implementing and exploiting the gADME Technology or its derivatives by GLGC and GLGC Affiliates and their successors and assigns. MLNM hereby sells, transfers, conveys and assigns, free and clear of all Liens, all rights, title and interest of MLNM and MLNM Affiliates in and to the Selected Clones identified after the Closing. Subject to the assignment to GLGC of Selected Clones set forth above, MLNM shall retain ownership rights in other copies, derivatives, progeny or other forms of such Clone developed by MLNM. Upon conveyance to GLGC as set forth above of any Selected Clones after the Closing, such Selected Clones shall be deemed to be "Horizon Assets" for purposes of this Agreement.

               (c) Delivery of all the Clones and related information shall be at a schedule mutually agreed by the parties, provided that in no event shall delivery take more than thirty (30) days from receipt of the request by MLNM. MLNM shall, within five (5) days of the Closing, designate and maintain a MLNM employee as the recipient of Clone requests hereunder. GLGC shall direct its requests to that individual or a replacement designated by MLNM in writing. GLGC shall receive access to the clone library through this individual.

          4.8 Continuing Consultation. From and after the Closing, and subject to the Confidentiality Agreement, MLNM will make available such of their employees and provide access to such systems and information to GLGC as is required in the Transfer Plan or as may reasonably be requested by GLGC or a GLGC Affiliate to facilitate the transfer to and use by GLGC of any of the Transferred Rights and Assets. The time and services described in the Transfer Plan shall be provided to GLGC at no expense; provided that GLGC will reimburse MLNM for material, reasonable out-of-pocket expenses (e.g., travel) actually incurred by MLNM employees in performing hereunder (and further provided that any out-of-pocket expenses in excess of $100 requires GLGC's prior written approval). GLGC will pay MLNM for any MLNM employee time requested by GLGC for the purposes set forth in this
Section 4.8, excluding the hours and services described in the Transfer Plan, at a rate of $200/hour. For the avoidance of doubt, unless requested by GLGC, MLNM may not charge GLGC for the performance of services without first obtaining GLGC's written approval to perform such services. All consulting services shall be subject to the Confidentiality Agreement. GLGC, GLGC Affiliates and their successors and assigns shall have the right to use without any restriction all the information provided by MLNM during the consultation set forth in this
Section 4.8.

          4.9 Transfer Plan. MLNM will take all commercially reasonable actions to meet the timing and delivery requirements of the Transfer Plan set forth on
Schedule 4.9 hereto. MLNM shall promptly notify GLGC in the event any delivery or other action contemplated in the Transfer Plan cannot be effected as required and shall take commercially reasonable steps to mitigate any delay and cause the delivery or action to be effected.

          4.10 Access to Clinical Discovery Plans. MLNM has developed plans to obtain access to clinical discovery from third parties, including the Partners Organization. MLNM will provide GLGC with know-how relating to clinical discovery, including an understanding of study design/protocol development, expertise in gaining IRB (institutional review board) approval, introductions to investigators, and development of business terms and negotiations strategy, such as to enable GLGC to obtain such clinical access. To fulfill this obligation, MLNM will provide GLGC access to its employee, Dr. Ronenn Roubenoff, at no additional cost, for 48 hours per Year, for a period of two (2) Years from the date of this Agreement. GLGC may request limited additional access to Dr. Roubenoff, and MLNM will in good faith consider such request. In the event that Dr. Roubenoff ceases to be an employee of MLNM during this two (2) Year period, MLNM will notify GLGC and immediately provide to GLGC equivalent access to other employees of MLNM with comparable capabilities as Dr. Roubenoff. GLGC, GLGC Affiliates and their successors and assigns shall have the right to use without any restriction all the information provided by MLNM during the consultation set forth in this Section 4.10, except that any non-public information relating to MLNM's specific clinical discovery plans and molecule-specific results will only be used by GLGC and GLGC Affiliates for internal business purposes (but not to implement fully the same program as MLNM for the same purpose), will not discuss the specifics of such information with unaffiliated third parties, and will not publicly attribute any information or study to MLNM. The obligation of MLNM to make the information described above available to GLGC and GLGC Affiliates extends to the successors and assigns of the business of GLGC but cannot be assigned or conveyed by itself to any third party that is not a GLGC Affiliate. The information and learning made by GLGC and GLGC Affiliates as a result of their interaction with MLNM will, however, be usable by any successors and assigns and collaborators of GLGC and GLGC Affiliates and may be shared and


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

used for any purpose subject to the confidentiality restrictions set forth in this Section 4.10.

          4.11 License Back and Improvements of the Horizon Technology

               4.11.1 Disclosure and Assignment of MLNM Improvements.

                    (a) MLNM will disclose to GLGC on a confidential basis any and all MLNM Improvements in such detail as is reasonably required by GLGC, except insofar as such disclosure would disclose information subject to confidentiality obligations in favor of a third party in which case MLNM shall identify generally the nature of the information withheld and the reasons for withholding the information. MLNM shall take all commercially reasonable steps necessary to obtain consent for the release of the withheld information to GLGC if the withheld information is necessary for GLGC to receive all rights it is entitled to under this Agreement to MLNM Improvements Such disclosure shall occur as soon as reasonably practicable after MLNM or a MLNM Affiliate has become aware of the existence of a MLNM Improvement, whether by invention disclosure or otherwise, but in any event not less than ten (10) business days in advance of the next meeting of the Improvements committee identified in section 4.11.5 below.

          (b) MLNM hereby sells, transfers, conveys and assigns to GLGC, free and clear of all Liens and for GLGC's full use and enjoyment for any purpose (subject to the restrictions pursuant to Section 4.11.1(c)), all of MLNM's and MLNM Affiliates' rights, title and interest in and to the MLNM Improvements existing from and after the Closing, including all Intellectual Property embodied therein, any inventions disclosures made to MLNM or a MLNM Affiliate related to any such MLNM Improvements, all assignments of rights from employees and other third parties relating to any of the foregoing, and all Know-How, information and tangible embodiments solely related to all MLNM Improvements. Additionally, if and to the extent that any Know-How, information, Improvements and tangible embodiments do not constitute a MLNM Improvement but are related to MLNM Improvements and both (a) reasonably necessary for GLGC to use or further development of the gADME Technology and (b) used in connection with any other technologies of MLNM, MLNM shall retain ownership of such Know-How, information, Improvements, and tangible embodiments and hereby grants, subject to any existing third party restrictions applicable to such Know-How, information, Improvements, and tangible embodiments, to GLGC and GLGC Affiliates a perpetual, non-exclusive, fully paid up, royalty-free, worldwide right and license with a right to sublicense under such Know-How, information, Improvements and tangible embodimentss (and any intellectual property rights therein) to use such Know-How, information, Improvements and tangible embodiments and create derivative works in connection with and to conduct research, development, marketing, offer for sale, sale, manufacture, distribution, importation and other exploitation of products and services based thereon, at no additional cost or expense to GLGC. Notwithstanding the foregoing, MLNM shall not be obligated to provide such Know-How, information, Improvements (other than a MLNM Improvement) and tangible embodiments related to MLNM Improvements to GLGC pursuant to this Section if it is or could likely be used in a manner that is materially competitive with MLNM's therapeutic drug business. In the event MLNM believes in good faith that any such Know-How, information, Improvement and tangible embodiments related to MLNM Improvements are or could likely be used in a manner that is materially competitive with

MLNM's therapeutic drug business, it will use commercially reasonable efforts to provide such data, Know-How, information, Improvement, or tangible embodiments to GLGC with the competitive portions masked or otherwise concealed to the extent possible.

                    . MLNM and MLNM Affiliates shall execute and deliver to GLGC any assignment documents that are reasonably requested by GLGC with respect to MLNM Improvements. Upon conveyance of any MLNM Improvements after the Closing pursuant to this Section 4.11.1(b), such MLNM Improvements shall be deemed to be "Horizon Technology" for purposes of this Agreement. MLNM shall have all necessary rights to transfer and assign to GLGC from and after the Closing all right, title and interest in and to MLNM Improvements without any claim of rights to such MLNM Improvements by any Person, including without any obligation on MLNM or GLGC to grant a license to or forbear from asserting rights against any such Person.

                    (c) Subject to permitted activities under the license back in Section 4.11.3, MLNM and MLNM Affiliates shall not agree after Closing to any restrictions or limitations (including a covenant not to sue or a forbearance) on their ability to assign to GLGC without any encumbrances MLNM's and MLNM Affiliates' rights in the MLNM Improvements. Schedule 4.11.1 sets forth any restriction or limitation on the sale and assignment of such MLNM Improvements which exist as of the Closing (including any third party who has a right to receive an automatic license to such MLNM Improvements at the time they are created). From and after Closing, MLNM and MLNM Affiliates shall not impose any restrictions on MLNM Improvements created by MLNM or MLNM Affiliates; provided, however, that MLNM may develop MLNM Improvements with third parties and, if the MLNM Improvement is created jointly with a third party due to a collaboration, then MLNM shall assign to GLGC all of its rights in and to such Improvements and MLNM shall not agree to any restrictions on the future use by GLGC of such Improvements and shall provide that jointly owned improvements may be licensed without consent of the third party and exploited without an obligation to provide an accounting to such third party (but ownership may be jointly held with the third party). Only as is required by those restrictions or limitations and solely to the extent an assignment to GLGC is restricted, MLNM will grant and hereby does grant to GLGC and GLGC Affiliates an exclusive (even against MLNM and MLNM Affiliates), worldwide, irrevocable, transferable, sublicensable, fully paid-up and royalty-free right and license to the MLNM Improvements so restricted, and all Intellectual Property rights embodied in or attendant to such MLNM Improvement for all uses and purposes except to the extent of the restriction set forth on Schedule 4.11.1.

               4.11.2 Confidentiality. With respect to any MLNM Improvements, MLNM agrees to establish commercially reasonable internal procedures to safeguard the confidentiality of such MLNM Improvements and prevent disclosure thereof outside of MLNM's organization or third party collaborators prior to any determination by GLGC regarding the filing of any patent application for any such MLNM Improvements. MLNM's employees and consultants and collaborators shall not disclose MLNM Improvements in any publications or white papers or other oral, electronic, or written communications to be circulated or disclosed outside of MLNM's organization without the prior, written approval of GLGC before the information is first published or first disclosed. In the event MLNM becomes aware of any disclosure of a

MLNM Improvement that violates this Section, it shall immediately notify GLGC in writing, and shall cooperate with GLGC in mitigating the impact of such disclosure.

               4.11.3 License Grant by GLGC.

                    (a) Subject to the terms and conditions of this Agreement, GLGC hereby grants to MLNM, and MLNM accepts, the non-exclusive right and license to use, reproduce, create Improvements to and derivative works of, and practice the Horizon Technology, the GLGC Improvements, and the Imaging Patent Rights (with respect to the latter, only those that exist as of the Closing), solely for full internal use by MLNM to evaluate, research, develop and commercialize pharmaceutical compounds, directly or through MLNM Affiliates, subcontractors, solely to the extent they are performing a task for MLNM in connection with MLNM's exercise of its licensed rights hereunder, and Collaborators; provided, however, that to the extent such Collaborator is a Collaborator under Section 7.1.27(ii) (but not Sections 7.1.27(i) or 7.1.27
(iii)), use of such licensed rights shall count against the Hypothesis Opportunities permitted each year; and provided, further, however, that any such use by any Affiliate or Collaborator must be limited solely to the scope of the collaboration. Notwithstanding the above, with respect to GLGC Improvements, (a) MLNM or a MLNM Affiliate may not provide the GLGC Improvements to any Collaborator or subcontractor, (b) such GLGC Improvements must be used only by MLNM or MLNM Affiliate employees at MLNM's or its Affiliate's premises, and (c) to the extent MLNM or a MLNM Affiliate uses a GLGC Improvement in connection with a Collaboration permitted by this Agreement, the GLGC Improvement may not be used to support the Collaborator for any purpose outside the scope of the collaboration. This license is fully paid up, royalty-free, worldwide and non-transferable (whether by merger, consolidation, transfer of control, reorganization, assignment, or operation of law). Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, the license granted by GLGC to MLNM in this Section 4.11.3 is granted on an "AS IS" basis, and GLGC makes absolutely no warranty or representation to MLNM, MLNM Affiliates or any other Person, express, implied or statutory with respect thereto, and makes no representation with respect to the usefulness, merchantability, fitness, title, validity or enforceability of the Horizon Technology, GLGC Improvements or Imaging Patent Rights or whether any patent will issue, or whether any of the licensed rights infringes the Intellectual Property of any third party.

                    (b) Except as set forth in this subparagraph, the license granted in Section 4.11.3 is not sublicensable. MLNM may sublicense the rights granted in Section 4.11.3 to a MLNM Affiliate and (except with respect to GLGC Improvements which shall not be sublicensable to third parties) to a third party where necessary to fulfil a commitment under the agreements set forth on
Schedule 4.11.3 hereof, provided that it first notifies GLGC of its intention to do so. Each sublicense permitted under the prior sentence which is entered into after the Closing shall expressly disclaim any warranty, damages, or liability that may apply to GLGC as the owner of the Horizon Technology, GLGC Improvements, and Imaging Patent Rights, shall provide that the sublicensed property is confidential and proprietary information of GLGC, and shall bind the sublicense to provisions similar to those in Section 4.11.1 regarding the assignment of Improvements made by the sublicensee to the Horizon Technology, the MLNM Improvements or the Imaging Patent Rights during the Improvement Term. The license granted by GLGC in Section 4.11.3 is expressly subject to and restricted by any limitations imposed on the Horizon Technology, MLNM Improvements and the Imaging Patent Rights as they are transferred by MLNM to GLGC, whether or not those limitations have been fully disclosed in this Agreement, and any limitations applicable to the GLGC Improvements of which GLGC may advise MLNM.

                    (c) With respect to Collaborators that fall within the definition set forth in Section 7.1.27(ii) (but not those under 7.1.27(i) and (iii)), MLNM or a MLNM Affiliate may only exercise the rights licensed under
Section 4.11.3 (but not regarding GLGC Improvements) above in connection with not more than four (4) Hypothesis Opportunities per Year (in the aggregate), and failure to commence the use of the four opportunities in one Year will not result in carrying over the unused opportunities to the following Year. There is no sublicense right to or by Collaborators or MLNM Affiliates.

                    (d) With respect to any issued patents that are now or in the future encompassed in the definition of Imaging Patent Rights, this license shall expire upon the expiration of the term of the last to expire patent. The remaining aspects of the license shall remain in effect until this Agreement is terminated.

                    (e) Because GLGC has acquired the Horizon Assets from MLNM, the license granted in Section 4.11.3 above does not require the physical delivery of any materials, information, data, Know-How, technology or services to MLNM.

                    (f) The Parties agree that, to the extent required by applicable law in a country, they shall enter into formal licence agreements or registered user agreements in such forms as may be reasonably required for the purposes of recordal in the patent office or other agencies in such country, which licenses and agreements shall be recorded by and at the expense of the party requesting the recordation.

                    (g) With respect to any sublicenses permitted to be granted under Section 4.11.3(b) above, MLNM shall (i) ensure that there are not included in the terms of any sublicense any obligations or undertakings which would be inconsistent with the obligations and undertakings contained in this Agreement;
(ii) ensure that all sublicensees observe and perform the obligations and undertakings included within such sublicenses; and (iii) at all times defend, indemnify and keep indemnified GLGC against all or any costs, claims, damages or expenses incurred by GLGC (whether by way of judgment, governmental order, fines, sanctions, or settlements) as a result of the acts, omissions, default or negligence of any sublicensee.

                    (h) MLNM agrees that from and after the Closing, as between GLGC and MLNM, GLGC owns the Horizon Technology, Imaging Patent Rights and MLNM Improvements and may exploit them in any manner it deems appropriate subject only to any Horizon Asset Restrictions, and that MLNM and MLNM Affiliates have no right or title thereto other than for the rights granted pursuant to this
Section 4.11.3.

                    (i) Each party shall own Improvements it makes, conceives, or reduces to practice with respect to Imaging Technology, Additional Licensed Technology, the

MC4 Antagonist Assets and MC4 Target Rights and, except as provided for in this Agreement or any Ancillary Agreement, shall have no obligation to license or make available those Improvements to the other party. GLGC Improvements shall be the sole and exclusive property of GLGC who shall have the right to ownership of any patentable inventions and any patents, patent applications and any other Intellectual Property deriving from GLGC Improvements. MLNM shall own Improvements to the gADME Technology it makes after the Improvement Term expires.

                    (j) Each party shall have the sole and exclusive right to determine, in its discretion, if and how to protect the Intellectual Property in technology it owns. GLGC shall have the sole right to determine if and how to protect MLNM Improvements and MLNM shall not make any filing or take any other action regarding the rights in the MLNM Improvements without the prior written approval of GLGC.

                    (k) MLNM, for itself and MLNM Affiliates, agrees to observe the commercially reasonable requirements of GLGC with respect to any marking required under the Imaging Patent Rights and the GLGC Improvements as well as any additional marking requirements imposed by applicable law anywhere regarding its exercise of the license granted in Section 4.11.3.

               4.11.4 Cost. With respect to the delivery by GLGC to MLNM of GLGC Improvements and the delivery by MLNM to GLGC of MLNM Improvements, the party receiving the Improvements shall pay to the other the reasonable costs incurred by the other in preparing for and effecting the delivery. This provision is intended to make the delivering party whole for costs and expenses incurred, but not to be a form of compensation. The time of any individuals participating in such delivery of Improvements shall be charged at a rate that reflects the actual hourly cost of such employee time to that party in terms of salary and benefits but in any event not to exceed $200/hour. The party entitled to payment under this Section shall, upon request, provide to the other party an estimate of the costs and expenses that may be required for the delivery of an Improvement. Each party shall make reasonable efforts to mitigate any unnecessary costs and expenses. The costs and expenses contemplated by this section shall be paid after the delivery of the Improvements, within thirty (30) days of receipt of an invoice from the party delivering the Improvements. Except for the payments contemplated hereunder, each party shall pay for its own costs and expenses in connection with its performance under this Agreement. With respect to each Improvement that one party is transferring to the other hereunder and without limiting any obligations of the parties elsewhere in this Agreement, the transferring party shall notify the other of any known third party licenses needed for the use or other exploitation of the Improvement, and the costs attendant to such license shall be borne by the party receiving the Improvement.

               4.11.5 Improvements Committee. GLGC and MLNM will form a working committee consisting of at least two (2) members from each party that will meet to receive disclosure and review the Improvements to the gADME Technology developed by either party. Additionally, the Committee will discuss and consider, at that time or such other time as determined by them, any Improvements to the Imaging Technology that a party decides, in its sole discretion, to disclose to the other party. One of MLNM's members of the committee shall be Phil Wendler or such equivalent replacement designated by MLNM. If a party discloses Improvements to the Imaging Technology to the other party, such disclosure shall be confidential and the parties will discuss in good faith, with no obligations whatsoever, whether a license or other arrangement for the other party's use of such Improvements is desirable and the parties may enter into an equitable license or other arrangement with respect to the use of disclosed Improvements, in each party's discretion. Any such license or other arrangement shall be approved by the Senior Vice President of Discovery at MLNM and an appropriate officer at GLGC. Meetings of the Committee will take place quarterly, on a calendar quarter basis, during the first year following the Closing and twice per year thereafter, or with such other frequency as agreed to by the parties. The Committee shall exist for a period of at least two (2) years and six (6) months from Closing. All members of the committee shall be bound by confidentiality obligations under the Confidentiality Agreement.

     4.12 Development Funding. GLGC, directly or through its Affiliates and collaborators, successors and assigns, agrees to invest at least the following level of funding for development and commercialization of (i) a business using all or some of the Transferred Rights and Assets or (ii) subject to the good faith consent of Dr. Tartaglia, which good faith judgment shall not consider any personal benefit Dr. Tartaglia stands to gain, such other purposes as it deems appropriate to fund its business plan: $7,500,000.00 through the period ending on the eighteen (18)-month anniversary of the date of the Closing (the "Anniversary Date"), and $6,000,000.00 over the subsequent twelve (12) months, provided that the latter funding shall not be required if GLGC has not entered into significant repurposing deals with at least two top-25 pharmaceutical companies (based on revenues for the two immediately preceding fiscal years of such companies, but excluding MLNM, MLNM Affiliates and Sosei Co. Ltd.) as of the Anniversary Date. In the event GLGC provides funding in excess of the required amount during the first eighteen (18) months, the excess shall carry over to and count against the funding required for the subsequent twelve-month period. For purposes herein, direct, third party, and overhead costs, fees and expenses allocable to the development and commercialization efforts described above (including without limitation rent, capitalized equipment and software purchases, supplies, utilities, salaries, consulting fees, lab expenses, royalties, and the cost of procuring licenses necessary to use any Transferred Rights and Assets and payments required to be made under such licenses, but not including any GLGC software and databases that are generally commercially sold or licensed to the public by GLGC and not specific for use in the Field) shall be counted as part of the required level of funding. In the event GLGC fails to achieve the levels of funding required hereunder, MLNM's sole and exclusive remedies shall be in the following order: (a) to seek specific performance by GLGC of the funding obligations set forth herein by providing to GLGC written notice of its breach of this provision and an opportunity for GLGC, within 45 days after receipt of the notice, to provide to MLNM a detailed plan for making available the funding not provided during the required funding period, within the following twelve (12) months (which if timely provided and complied with shall fully remedy such breach), or (b) if such plan is not timely provided or complied with, to extend the term of the ToxExpress Agreement at a rate equivalent to one (1) additional licensed year for each One and One Half Million Dollars ($1,500,000) in required funding that GLGC has failed to provide on a timely basis (with any necessary pro-rations of the licensed period depending on the amount of the funding shortfall), or (c) to seek specific performance in a court of competent jurisdiction, and there shall be no right to damages or to rescind or unwind the transactions contemplated under this Agreement and the Ancillary Agreements or to terminate any licenses as a result of or due to such failure to fund.

     4.13 MC4 Antagonist Assets Due Diligence. GLGC, directly or through its Affiliates and collaborators, successors and assigns, during the three (3) year period following the Effective Date agrees to satisfy at least one of the following diligence obligations in respect of the MC4 Antagonists; (i) invest at least $[REDACTED] in the research, development, protection defense, and/or commercialization of the MC4 Antagonist Assets (which funds shall count with respect to the funding commitments under Section 4.12); or (ii) [REDACTED]. In the event the foregoing obligation is not satisfied, MLNM shall have the option exercisable until December 31, 2007 (a) to purchase the MC4 Antagonist Program Patents from GLGC on an AS IS basis for an amount equal to: $[REDACTED] in cash payable upon such purchase and a royalty payable to GLGC of [REDACTED]% ([REDACTED] Percent) on the Net Sales of any Royalty Product (on the same terms as applied to MLNM mutatis mutandis), and (b) to terminate the MC4 Antagonist Agreement as of the closing on the purchase of the MC4 Antagonist Program Patents ((a) and (b) to be exercised together, and not separately). The option shall be MLNM's sole and exclusive remedy in the event GLGC fails to satisfy either of the diligence obligations set forth in clauses (i) and (ii) of this
Section 4.13.

     4.14 Additional Restrictions. GLGC, directly or through its Affiliates and collaborators, will not use the Horizon Assets in any way that conflicts with the Horizon Asset Restrictions, and MLNM, directly or through its Affiliates, will perform all of its obligations under the agreements in Schedule 1.2. MLNM, directly or through its Affiliates, will pay on a timely basis (a) all royalties due to the third parties identified in Schedule 1.17 hereof, and (b) all payments due under the leases set forth in Schedule 2.1.3 hereof (including any residual payments required to transfer title to the licensed equipment, free of all Liens, to GLGC at the end of the applicable lease term).

                                   ARTICLE V

                          INDEMNIFICATION AND INSURANCE

     5.1 Remedies. Subject to the limitations set forth in this Article V and
Article VI, the parties shall have all remedies expressly set forth in this Agreement and the Ancillary Agreements or available at law or in equity for a breach of any of the terms or conditions of this Agreement or the Ancillary Agreements. The terms of this Article V do not apply to the Compound Development Agreement or the ToxExpress Agreement.

     5.2 Corrective Plan and Efforts. Without in any manner limiting Section 5.1, in the event that MLNM or a MLNM Affiliate breaches any of the covenants, representations and warranties under this Agreement or any Ancillary Agreement (a "Breach"), in addition to GLGC's rights to indemnification pursuant to
Section 5.3, the following shall apply:

          5.2.1 The party that becomes aware of the Breach shall notify the other promptly in writing and in reasonable detail of the known relevant facts;

          5.2.2 MLNM shall promptly provide to GLGC access to information reasonably necessary for GLGC to understand the effect of such Breach and assess the possible solutions;

          5.2.3 At GLGC's written request, MLNM shall promptly (and no event within more than 15 business days from notice of the Breach unless the parties agree in writing to extend such timetable), in consultation with GLGC, provide to GLGC a proposed corrective plan reasonably acceptable to GLGC whereby MLNM (or GLGC if the parties believe that is the most expeditious and appropriate approach) shall exercise reasonable commercial efforts in a diligent manner and at the expense of MLNM, pursuant to the agreed upon plan, to implement the resolution at no cost to GLGC (or at such cost as the parties may discuss and agree upon to the extent the required cost exceeds any applicable limits set forth in Section 5.5 below) and obtain the necessary rights and assets so that GLGC may enjoy and receive the benefits of the Transferred Rights and Assets
(or of replacement like-assets acceptable to GLGC) to the full extent contemplated under this Agreement and the Ancillary Agreements without the need for GLGC to pay any compensation to any third party; provided that, with respect to curative efforts that would require significant expenditures or expenditures in excess of the applicable limits set forth in Section 5.5(a), the parties will cooperate to find additional alternative solutions that are available at lesser cost and are reasonably acceptable to GLGC. Just by way of example and without limitation of the obligations of MLNM in this Article V, resolution efforts for Breach may, depending on the nature of the Breach, include re-cloning efforts, replacement equipment, purchase of new transgenic mice, securing licenses and Consents from third parties needed to hold or use the Transferred Rights and Assets or to cure or avoid an infringement or a restriction, and providing technical and scientific assistance in efforts to work-around any restriction;

          5.2.4 MLNM must act diligently and in cooperation with GLGC in taking the steps set forth above, and shall provide sufficient documentation to GLGC proving the resolution of any Breach; and

          5.2.5 Claims by GLGC for corrective action as set forth above shall not be subject to the procedures for indemnification set forth in Section 5.5(e) except to the extent a third party claim is involved. Expiration of a warranty or representation pursuant to this Agreement shall not extinguish MLNM's obligations to take the corrective steps set forth above for Breaches of which MLNM is aware of and required to give notice pursuant to Section 5.2.1, or that GLGC provides written notice of pursuant to Section 5.2.1, prior to such expiration.

     5.3 Indemnification By MLNM. Subject to Section 5.5(a), and in addition to other remedies that may be available to GLGC, MLNM covenants and agrees to defend, indemnify and hold harmless GLGC and its directors, officers, employees, assigns, successors and GLGC Affiliates (the "GLGC Indemnified Parties") from and against, and pay or reimburse such Persons for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages, including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of its rights hereunder (collectively, "Losses"), resulting from or arising out of:

     (a) any inaccuracy of any representation or warranty made by MLNM under this Agreement or in any of the Ancillary Agreements;

     (b) any failure of MLNM to perform or comply with any covenant or agreement contained in this Agreement or any of the Ancillary Agreements;

     (c) any Liabilities resulting from any action or omission of or failure to perform by MLNM or a MLNM Affiliate occurring prior to or after the Closing, other than the Assumed Liabilities, or from any asset, property or right of MLNM or a MLNM Affiliate not expressly purchased by GLGC under this Agreement or any Ancillary Agreement, whether or not such asset, property or right relates to the Field or the Transferred Rights and Assets;

     (d) any Liabilities to an unaffiliated third party relating to or arising in whole or in part out of the ownership, possession, use, sale, offer for sale, distribution, modifications, derivations, import/export, marketing, or licensing of any of the Horizon Assets, the Additional Licensed Technology Assets, the MC4 Antagonist Assets, the MLNM Improvements or the GLGC Improvements (or products and services based on any of the foregoing) by MLNM or a MLNM Affiliate or any of their agents, contractors, employees, and licensees, whether before or after Closing, but not including and expressly excluding any GLGC Excluded Liabilities; or

     (e) any Liabilities to an unaffiliated third party relating to or arising in whole or in part out of a Contract other than an Assigned Contract, but not including and expressly excluding any GLGC Excluded Liabilities.

          For purposes of Sections 5.3(d) and 5.3(e), "GLGC Excluded Liabilities" means any Liabilities and Losses arising or resulting in whole or in part from (i) claims of infringement or misappropriation of any Intellectual Property to the extent resulting from acts committed by GLGC or its Affiliates, agents or consultants, or (ii) any matter with respect to which GLGC is obligated to indemnify MLNM under Section 5.4.

     5.4 Indemnification by GLGC. Subject to Section 5.5(b), and in addition to other remedies that may be available to MLNM, GLGC covenants and agrees to defend, indemnify and hold harmless MLNM and its directors, officers, employees, assigns, successors and MLNM Affiliates (the "MLNM Indemnified Parties") from and against, and pay or reimburse such Persons for, any Losses, resulting from or arising out of:

               (a) any inaccuracy of any representation or warranty made by GLGC under this Agreement or in any of the Ancillary Agreements;

               (b) any failure of GLGC to perform or comply with any covenant or agreement contained in this Agreement or any of the Ancillary Agreements; or

               (c) any Assumed Liabilities arising from and after the Closing;
or

               (d) any Liabilities to an unaffiliated third party relating to or arising solely out of the use, sale, offer for sale, distribution, marketing, or licensing of any products or services that use the MC4 Antagonist Assets by GLGC or a GLGC Affiliate or any of their agents, contractors, employees, and licensees after Closing, but not including and expressly excluding any of the Excluded Liabilities. For purposes of this Section 5.4(d), "Excluded Liabilities" means any Liabilities and Losses arising or resulting in whole or in part from any (i) claims of infringement or misappropriation of any Intellectual Property resulting from acts committed by MLNM or its Affiliates, agents or consultants, (ii) condition, claim, defect, failure or other quality or characteristic of a Transferred Right and Asset (other than an Assumed Liability from and after Closing) that existed as of the Closing whether or not known to MLNM or disclosed to GLGC, (iii) contract or other obligation of MLNM or a MLNM Affiliate that is not an Assumed Liability, (iv) any failure of MLNM to obtain or pay for necessary Consents for the provision of any of the Transferred Rights and Assets to GLGC as contemplated in this Agreement and the Ancillary Agreements, and (v) any matter with respect to which MLNM is obligated to indemnify GLGC under Section 5.3.

     5.5 Limits and Additional Provisions.

     (a) Except as otherwise provided in this Section 5.5(a), the maximum aggregate liability of MLNM under this Agreement and the Ancillary Agreements and the transactions and arrangements contemplated hereby and thereby, including for (i) any amounts MLNM is obligated to expend pursuant to Section 5.2 (excluding any internal costs of MLNM or MLNM Affiliates), and (ii) any Losses that may be recovered by the GLGC Indemnified Parties from MLNM under Section 5.3, shall not exceed:

          (A) Five Hundred Thousand Dollars ($500,000), for all obligations of MLNM under clauses (i) and (ii) above where MLNM did not have knowledge of the facts giving rise to such obligations or to the Breach; or

          (B) Three Million Five Hundred Thousand Dollars ($3,500,000) for all other obligations of MLNM including any obligations under clauses
               (i) and (ii) above where MLNM had knowledge of the facts giving rise to such obligations or Breach, plus cancellation of all or a portion of any remaining term of the first two (2) years of the ToxExpress Agreement (valued at One Million Five Hundred Thousand ($1,500,000) per year) after giving a wind-down period of at least three months from notice by GLGC of the Breach or Losses. For the avoidance of doubt, Losses arising from any defect in the MC4 Antagonist Program Patents or the MC4 Target Patents, and a Breach by MLNM of its covenants under Article I to convey any of the Transferred Rights and Assets and Section 4.9 shall be deemed to be subject to this subsection (B).

     In any event, the maximum aggregate monetary amount recoverable by GLGC pursuant to subsections (A) and (B) above shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000). For the avoidance of doubt, the exercise by GLGC of its right of offset pursuant to Section 1.12(a) and the amount of any payments MLNM makes to GLGC pursuant to Section 1.12(c) shall be included in determining whether the aggregate $3,500,000 cap on liability set forth in subsection (B) above and under the prior sentence has been reached.

     Notwithstanding the above, there shall be no limit or cap on the liability of MLNM under Section 5.2 or for Losses indemnifiable under Section 5.3 with respect to (I) any Breaches by MLNM or a MLNM Affiliate of any provision of
Article IV other than Section 4.9, (II) any Liens placed on any Transferred Rights and Assets by MLNM or a MLNM Affiliate or Liens on any Transferred Rights and Assets as a result of taxes owed or alleged to be owed by, or judgments against, MLNM or a MLNM Affiliate, (III) a claim based in fraud, (IV) a breach of Sections 2.1.1, 2.1.2(i), 2.1.2(ii), or 2.1.4, (V) Losses under Sections 1.17 and 5.3(d), (VI) a breach by MLNM of its non-competition obligations under
Section 2.4.5 of the MC4 Antagonist Agreement or its covenant to license back certain Improvements under Section 4.2 of the MC4 Research Agreement, or any Losses arising from or incurred in remedying any defect in the MC4 Antagonist Program Patents or the MC4 Target Patents as such defect relates to the disclosures in Schedule 2.1.6 and Schedule 2.1.10(c)(i) in each case with respect to Roger Cone or Keith Yagaloff, or (VII) a material, uncured breach by MLNM of the Confidentiality Agreement. In addition, notwithstanding the above, GLGC shall have the right to offset against the royalties due under Section 1.14
(x) any Losses incurred by GLGC which arise out of the MC4 Antagonist Assets or under the MC4 Antagonist Agreement or the MC4 Antagonist Research Agreement, and which MLNM has failed to pay, and (y) the amount under Section 5.3(e) of any Liabilities to an unaffiliated third party for royalties or other payment obligations relating to or arising in whole or in part out of any Contract, other than an Assigned Contract, that relates to the Imaging Technology or the Additional Licensed Technology, but not including and expressly excluding any Liabilities arising or resulting in whole or in part from any matter with respect to which GLGC is obligated to indemnify MLNM under Section 5.4. To the extent any royalties GLGC is entitled to offset pursuant to clause (y) of the preceding sentence are actually received by MLNM and not otherwise offset by GLGC, the cap shall be expanded by a dollar amount equal to such royalties actually received by MLNM.

     (b) Except as otherwise provided in this Section 5.5(b), the maximum aggregate liability of GLGC under this Agreement and the Ancillary Agreements and the transactions and arrangements contemplated hereby and thereby, including for any Losses that may be recovered by the MLNM Indemnified Parties from GLGC under Section 5.4, shall not exceed Five Hundred Thousand Dollars ($500,000). Notwithstanding the above, there shall be no limit or cap on the liability of GLGC for Losses indemnifiable under Section 5.4 with respect to (i) a claim based in fraud, (ii) a failure by GLGC to comply with the restrictions on the MC4 Antagonist Assets expressly set forth in Section 1.6 (iii) a breach by GLGC of its representations and warranties under Section 2.2.1, (iv) a breach by GLGC of its covenants under Article IV (other than Section 4.11.3), (v) Losses under
Section 5.4(d), or (vi) a material, uncured breach by GLGC of the Confidentiality Agreement. Sections 4.12 and 4.13 expressly provide sole and exclusive remedies for non-compliance and are not subject to Section 5.4.

     (c) Nothing in this Article V is intended to supersede or modify in any way the terms of Section 1.8 (Assumption of Liabilities) or to re-allocate to GLGC any liability not expressly assumed by GLGC as set forth in Section 1.8.

     (d) To the extent that a party discharges any claim for indemnification hereunder with respect to a third party, such party shall be subrogated to all rights of the Indemnified Party against third parties.

     (e) Indemnification Procedures. Without limiting the provisions of Section
5.2 above, in the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to indemnify (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that
(a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(b) the Indemnified Party may participate (but not control) in such defense at such Indemnified Party's expense, and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced by such failure to give notice. Except with the prior written consent of the Indemnified Party, the Indemnifying Party, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not completely release the Indemnified Party. The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party if the Indemnifying Party elects to assume the defense of such claim in accordance with this Section 5.5(e). In the event that the Indemnifying Party does not promptly accept the defense of any matter as above provided and thereafter diligently conduct such defense, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand and to recover any amounts paid plus all expenses (including attorneys' fees) from the Indemnifying Party, subject to any applicable limitation on amount set forth in
Section 5.5(a) and (b). In any event, if the Indemnifying Party promptly undertakes the defense of any claim and thereafter diligently conducts such defense, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article V and the records of each shall be available to the other with respect to such defense.

     5.6 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement for a period of thirty (30) months following the date hereof; provided, however, the representations and warranties contained in Sections 2.1.1, 2.1.6(a) and 2.2.1 shall survive without limitation. If there is a claim pending between the parties at the end of the survival period, the warranties and representations which are the subject of or support the claim shall continue in effect until the claim is resolved.

     5.7 Insurance Coverage Requirements.

     5.7.1 GLGC.

     (a) GLGC will secure and maintain (or will require that its licensee for the relevant product secure and maintain) in full force and effect insurance with coverage and minimum policy limits set forth as follows (provided such coverage and limits are available on commercially reasonable terms and cost): products liability coverage with respect to clinical trials of MC4 Antagonist therapeutic products that contain or are derived from the MC4 compounds that are part of the Transferred Rights and Assets, with an aggregate limit of at least Five Million Dollars, provided however, that the requirement to carry such products liability insurance shall not be effective until immediately prior to the initiation of any clinical trial for such products in human beings.

     (b) GLGC or its licensee, as applicable, will furnish to MLNM (Attn.:
Treasurer) a certificate from an insurance carrier (having a minimum AM Best rating of A) demonstrating the insurance requirements set forth above and specifying that such insurance is primary and non-contributing to any liability insurance carried by MLNM, naming MLNM as an additional insured, and providing that thirty (30) days advance written notice will be given to MLNM of any material change or cancellation in coverage or limits.

     (c) GLGC or its licensee, as applicable, will comply, at MLNM's expense, with reasonable requests made by MLNM's insurance provider representative(s) for information with respect to the insurance required above or the MC4 compounds, including permitting such representative(s) to inspect GLGC's (or its licensee's) facility (or portion thereof) where the product is being manufactured during operational hours and upon reasonable notice to GLGC or the licensee, as applicable. In regard to such inspections, the representative(s) will adhere to such guidelines and policies pertaining to safety, confidentiality and non-disclosure as GLGC or the licensee, as applicable, may reasonably require.


     5.7.2 MLNM.

     (a) MLNM will secure and maintain (or will require that its licensee for the relevant product secure and maintain) in full force and effect insurance with coverage and minimum policy limits set forth as follows (provided such coverage and limits are available on commercially reasonable terms and cost): products liability coverage, with respect to products that are derived from the MC4 compounds licensed back to MLNM under the MC4 Antagonist Research Agreement, with an aggregate limit of at least Five Million Dollars, provided however, that the requirement to carry such products liability insurance shall not be effective until immediately prior to the initiation of any clinical trial for such products in human beings.

     (b) MLNM or its licensee, as applicable, will furnish to GLGC (Attn.:
General Counsel) a certificate from an insurance carrier (having a minimum AM Best rating of A) demonstrating the insurance requirements set forth above and specifying that such insurance is primary and non-contributing to any liability insurance carried by GLGC, naming GLGC as an additional insured, and providing that thirty (30) days advance written notice will be given to GLGC of any material change or cancellation in coverage or limits.

     (c) MLNM or its licensee, as applicable, will comply, at GLGC's expense, with reasonable requests made by GLGC's insurance provider representative(s) for information with respect to the insurance required above or the MC4 compounds, including permitting such representative(s) to inspect MLNM's (or its licensee's) facility (or portion thereof) where the product is being manufactured during operational hours and upon reasonable notice to MLNM or the licensee, as applicable. In regard to such inspections, the representative(s) will adhere to such guidelines and policies pertaining to safety, confidentiality and non-disclosure as MLNM or the licensee, as applicable, may reasonably require.

                                   ARTICLE VI

                              TERM AND TERMINATION

     6.1 Term. This Agreement shall become effective on the date hereof and shall remain in effect indefinitely, unless terminated by mutual written agreement of both Parties.

     6.2 No Termination. The license granted to MLNM in Section 4.11.3 above shall commence on the date hereof and shall continue in effect indefinitely until MLNM ceases using the licensed rights. The assignment, sale and licensing of the Transferred Rights and Assets to GLGC pursuant to this Agreement and the Ancillary Agreements cannot be terminated or rescinded or unwound by MLNM for any reason. The Parties agree that the rights and licenses granted and sold to GLGC are intended to be perpetual, irrevocable, and non-terminable, and were granted in consideration of the rights, obligations and other covenants set forth in this Agreement, the Ancillary Agreements and other good and valuable consideration provided by GLGC. Therefore, the Parties agree that this Agreement cannot be terminated by either Party, and that in the event of a breach by one Party of any material provision of this Agreement, the non-breaching Party shall have available to it all remedies provided at law with respect to such breach (subject to the limitations in Article V herein) other than to seek termination, rescission, annulment, cancellation, voidness, or other similar remedies intended to take away any of the rights of GLGC to exercise the licenses granted to it or to use, exploit and dispose of any the Transferred Rights and Assets. MLNM agrees and understands that its sole and exclusive remedy for any such claim shall be a claim for monetary damages from and against GLGC and it hereby waives any and all remedies or claims for equitable or other forms of relief, except for monetary damages. The Parties acknowledge and agree that the provisions of this Section 6.2 (which shall apply as well to Gene Logic Affiliates and successors and assigns) are a material condition of GLGC's willingness to enter into and execute this Agreement and to provide consideration therefor, the breach of which would result in irreparable harm to GLGC.

                                  ARTICLE VII

                           DEFINITIONS, MISCELLANEOUS

     7.1 Definition of Certain Terms. The terms defined in this Section 7.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

          7.1.1 AAA: as defined in Section 7.5.10(b).

          7.1.2 Abandoned Patent: as defined in Section 1.15.

          7.1.3 Abbott Separation Agreement: as defined in Section 1.6.

          7.1.4 Action or Proceeding: means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

          7.1.5 Additional Licensed Technology: means the technology programs and platforms commonly referred to as Pathfinder, Bromalytes and Phenodetect, as will be further defined by the parties in a Schedule 7.1.5 within seven (7) days after Closing.

          7.1.6 Additional Licensed Technology Assets: means the Additional Licensed Technology Know-How, the Additional Licensed Technology Dowry, the Additional Licensed Technology Software, all rights of MLNM and MLNM Affiliates in and to the Additional Licensed Technology, and any and all Intellectual Property rights embodied in or attendant to any of the foregoing

          7.1.7 Additional Licensed Technology Dowry: means equipment, instruments, accessories, supplies, systems, fixtures, software (in object and source code), plasmids, oligos, assays, constructs, strains, vectors, reagents, biological materials, cells, SOPs (standard operating procedures), SOGs (standard operating guidelines), preparations, peptides, stocks, and other assets transferred to GLGC by MLNM pursuant to and identified in the Transfer Plan (and replacements to any of the foregoing provided by MLNM) as relating to the Additional Licensed Technology, and any other items and information transferred to GLGC pursuant to the post-closing consultation and Transfer Plan implementation provisions of this Agreement.

          7.1.8 Additional Licensed Technology Know-How: means MLNM's and MLNM's Affiliates Know-How related to the Additional Licensed Technology and tangible embodiments thereof in the possession or control of MLNM or an MLNM Affiliate or transferred to GLGC in accordance with the Transfer Plan, including information relating to or embodying the Additional Licensed Technology, scientific data, informatics, lab notes, articles, white papers, documentation, databases, protocols, downloads, product descriptions, vulnerability alerts, testing data, general technical data, SOPs, SOGs, validation data, experimentation and negative experience data.

          7.1.9 Additional Technology License: as defined in Section 3.2.1(e).

          7.1.10 Additional Technology Restrictions: as defined in Section 1.4.

          7.1.11 Additional Licensed Technology Software: means the software programs, tools, and databases in the Additional License Technology Dowry and any fixes, and updates thereof, as well as all existing documentation therefor.

          7.1.12 Adjusted Stock Value: as defined in Section 1.11(b).

          7.1.13 Affiliate: of a Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, only for so long as such Person remains under such control. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, or direct or indirect ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities, or a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

          7.1.14 Agreement: this Asset Purchase and Technology Rights Agreement, including the Exhibits and Schedules hereto.

          7.1.15 Ancillary Agreements: means the IP Assignments, Additional Technology License, MC4 Antagonist Agreement, MC4 Antagonist Research Agreement, ToxExpress Agreement, Transfer Plan, Transition Agreement, Compound Development Agreement and Confidentiality Agreement.

          7.1.16 Anniversary Date: as defined in Section 4.12

          7.1.17 applicable laws: all applicable provisions of all (i) constitutions, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, and decrees of any Governmental Authority.

          7.1.18 Assigned Contracts: as defined in Section 1.1(g).

          7.1.19 Assumed Liabilities: as defined in Section 1.8.

          7.1.20 Barnes Employment Agreement: as defined in Section 3.2.3(c).

          7.1.21 Breaches: as defined in Section 5.2.

          7.1.22 business day: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Washington, D.C. or Boston, MA are authorized or required to close.

          7.1.23 Claim Notice: as defined in Section 7.5.10.

          7.1.24 Clones: means the clones requested by GLGC from the MLNM library of cDNA clones.

          7.1.25 Closing: as defined in Section 3.1.

          7.1.26 Code: the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          7.1.27 Collaborator: means any one of the following Persons while the license to MLNM under Section 4.11.3 is in effect and only within the context of and while performing under the agreements with MLNM described below in (i), (ii) or (iii) of this definition:

                         (i) any third party with which MLNM has an existing or
future research, development or commercialization agreement concerning therapeutic products that (a) is not primarily or materially directed to the use of the Imaging Technology, the gADME Technology or any of the Additional Licensed Technology and (b) derives substantial value from MLNM research, development or commercialization activities other than use of the Imaging Technology, the gADME Technology or any of the Additional Licensed Technology; or

                         (ii) any third party with which MLNM establishes a
collaboration through a written and signed agreement to use the Imaging Technology, the gADME Technology or any of the Additional Licensed Technology with respect to a Hypothesis Opportunity for which MLNM had developed a hypothesis for compound selection, indication specification, repositioning, repurposing, reprofiling and/or rescuing a compound or compounds prior to entering into such collaboration with the third party, and there is no use of or reference to any GLGC Improvement to derive such hypothesis, and MLNM can document such prior development in writing; or

                         (iii) any third party academic institution or a person
in his/her capacity as an employee of an academic institution with which MLNM contracts in writing to conduct activities that support research, development or commercialization activity of MLNM or MLNM Affiliates, including their activities with respect to the collaborations described in Sections (i) and (ii) of this definition.

          7.1.28 Combination Product: as defined in Section 1.14.2.

          7.1.29 Confidentiality Agreement: as defined in Section 3.2.5.

          7.1.30 Consent: any consent, approval, authorization, waiver, permit, concession, agreement, registration, or certificate of, or filing with or report or notice to, any Person, including but not limited to any Governmental Authority.

          7.1.31 Contract: any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, engagement letter or agreement, contract extension, re-bid, existing proposal, bid, purchase order and other commitments or other agreement or arrangement, oral or written, to which MLNM is a party or by which MLNM or a MLNM Affiliate is bound.

          7.1.32 Deferred Payment Date: as defined in Section 1.11(b).

          7.1.33 Dispute Notice: as defined in Section 1.12(b).

          7.1.34 Employment Offer Letters: as defined in Section 3.2.3(d).

          7.1.35 Excluded Liabilities: as defined in Section 5.4(d).

          7.1.36 Executive Committee: as defined in Section 7.5.10.

          7.1.37 Field: means the development, research, licensing, sale, offering of or dealing in technologies, intellectual property, products or services used or to be used for compound selection, indication specification, repositioning, repurposing, reprofiling and rescuing of drug candidates and other compounds for or in connection with third parties; provided that the term "Field" as used in subsection (iii) under the definition of "Permitted Product Collaboration" in Section 4.1(a) and in subsection (iii) under the definition of "Permitted Technology Collaboration" in Section 4.1(a), and for purposes of the exclusivity under Section 2.1 of the Additional Technology License, means the development, research, licensing, sale, offering of or dealing in technologies, intellectual property, products or services used or to be used for compound selection, indication specification, repositioning, repurposing, reprofiling and rescuing of drug candidates and other compounds for third parties. For the avoidance of doubt, reformulation of compounds shall not be in the "Field."

          7.1.38 Field of Use Restrictions: means the restrictions concerning the Restricted MC4 Indications as more specifically set forth on Schedule 7.1.38 hereof.

          7.1.39 First Commercial Sale: means the first commercial sale (other than a named patient sale) of a Royalty Product by GLGC, its Affiliates or sublicensees to a third party in a country following receipt of marketing approval for such Royalty Product in such country.

          7.1.40 Full Length cDNA Clone: means a cDNA clone that can support production of a functional full protein product as would be needed by the gADME Technology.

          7.1.41 gADME Technology: means MLNM's proprietary technology platform which allows the screening of compounds against panels of drug metabolizing enzymes and the Know-How solely relating thereto that exists as of the Closing Date and is delivered from MLNM to GLGC pursuant to the Transfer Plan.

          7.1.42 gADME Technology Improvements: means, during the Improvement Term, (a) with respect to GLGC, free panels or plates of drug metabolizing enzyme and transporter assays which embody the gADME Technology at a quantity to be mutually agreed upon by the parties, and provided on an AS IS basis, with no representation or warranty, and (b) with respect to MLNM, all the data and know-how solely associated with the characterization, performance and extension of the utility of these panels or plates assays and an assessment of their applicability in drug discovery and development.

               (i) For a period of three (3) years beyond the Improvement Term, if GLGC sells either the drug metabolizing plates or panels, or a service that includes the drug metabolizing plates or panels described above (whether bundled or unbundled) to other comparable non-affiliated commercial users (a "Comparable Sale"), then it shall offer them to MLNM at a price which is not greater than the price at which such products or services are sold to such comparable commercial users, provided that:

                    (A) a Comparable Sale will not include sales of versions still under development, beta versions, versions provided for samples for testing and validation or sales to collaborators for purposes of the collaboration or sales to government or academic buyers or free transfers or isolated sales or sales to a party directly related to GLGC;

                    (B) if a Comparable Sale is for a limited quantity and is not a price generally being offered, then MLNM will only have a right to buy the same quantity at such price;

                    (C) If a Comparable Sale involves other consideration and terms, then such price shall only be available if MLNM agrees to the same (or comparable as reasonably determined by GLGC) consideration and terms; and

                    (D) In no event will GLGC be obligated to sell products or services under this provision at less than its cost (including overhead plus an allocation of development cost) plus 10%, and no subsequent Comparable Sale shall entitle MLNM to an adjustment to the price paid by MLNM for a sale made prior to such Comparable Sale.

               (ii) In the event that GLGC does not offer a commercial product as set forth above during the three-year period beyond the Improvement Term, then GLGC shall provide the drug metabolizing panels or plates that embody the gADME Technology at GLGC's cost (including applicable overheads plus an allocation of development cost) plus a margin consistent with GLGC's business in the Field. In either case, the maximum number per year of these plates that MLNM may purchase under these conditions shall be not greater than the quantity used by MLNM in the last year of the Improvement Term. GLGC shall only be obligated to provide a commercially reasonable quantity of the panels or plates to MLNM consistent with its capacity and other commitments. For purposes of clarity, MLNM may not commercialize these panels or plates and the use is restricted to internal research use for MLNM's proprietary technology platform which allows the screening of compounds against panels of drug metabolizing enzymes and the Know-How relating thereto.

          7.1.43 GLGC: as defined in the first paragraph of this Agreement.


          7.1.44 GLGC Common Stock: as defined in Section 1.11(a).

          7.1.45 GLGC Improvements: shall mean the gADME Technology Improvements, including any Intellectual Property relating thereto.

          7.1.46 GLGC Indemnified Parties: as defined in Section 5.3.

          7.1.47 GLGC Parties: as defined in Section 4.6(a).

          7.1.48 Governmental Authority: any nation or government or any state, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or any State of the United States or any foreign government.

          7.1.49 Gross Selling Price: as defined in Section 1.14.2.

          7.1.50 Horizon Assets: as defined in Section 1.1.

          7.1.51 Horizon Asset Restrictions: as defined in Section 1.2.

          7.1.52 Horizon Dowry: means the equipment, instruments, accessories, supplies, systems, fixtures, software (in object and source code), plasmids, oligos, strains, transgenic animals, vectors, cell lines, antibodies/antisera, biological materials, SOPs, SOGs assays, preparations, peptides, baculoviral stocks, luciferase stocks, and other assets held, owned or licensed by MLNM as of the Closing for use or research in connection with the Horizon Technology, as set forth in the Transfer Plan (and replacements to any of the foregoing provided by MLNM) and other items and information transferred to GLGC pursuant to the post-Closing consultation and Transfer Plan implementation.

          7.1.53 Horizon Technology: means the Imaging Patent Application, the Imaging Technology and the gADME Technology

          7.1.54 Hypothesis Opportunity: means (a) evaluation of multiple compounds directed to a specific target prior to initiation of IND-enabling toxicity studies with respect to such compounds, or (b) evaluation of a single compound after initiation of IND-enabling toxicity studies with respect to such compound.

          7.1.55 Imaging Applications: means the simultaneous visualization of spatial and temporal modulation of expression patterns of CRE, NFAT, NF-KB, AP-1 and/or c-fos transgenic reporter mice by bioluminescence and/or magnetic resonance imaging following the administration of test agents for the purpose of deriving putative information on the therapeutic diagnostic, prognostic utility, safety or mechanism of action of the test agents administered.

          7.1.56 Imaging Know-How: means the Know-How, including validation data, protocols, SOGs and SOPs, and vector constructs for engineering transgenic mice, relating to the research, use and implementation of the Imaging Applications set forth the in the Transfer Plan.

          7.1.57 Imaging Patent Application: means U.S. provisional patent application

Serial Number 60/308,077, filed on July 26, 2001, and U.S. utility patent application Serial Number 10/206,893, filed on July 26, 2002, entitled "Use of Non-Invasive Imaging Technologies to Monitor in vivo Gene Expression."

          7.1.58 Imaging Patent Rights: means the Imaging Patent Application and any patent issued from such application, and all continuations, divisions, reissuances, and re-examinations thereof that may be hereafter issued in the United States to GLGC.

          7.1.59 Imaging Technology: means (i) those methods and technologies solely for conducting, developing, commercializing, and implementing the Imaging Applications, as they may have been evolved, improved, and extended by MLNM and MLNM Affiliates, and (ii) the Imaging Know-How, in each case delivered from MLNM to GLGC pursuant to the Transfer Plan.

          7.1.60 IND: means investigational new drug application under the Food, Drug and Cosmetic Act, as amended.

          7.1.61 Improvements: means significant or material improvements, enhancements, and modifications to an invention, technology, trade secret, material, or Know-How.

          7.1.62 Improvement Term: means the period commencing on the Closing and ending on the date which is the second anniversary of the Closing, which period may be extended by the mutual consent of the parties.

          7.1.63 Indemnified Party: as defined in Section 5.5(e).

          7.1.64 Indemnifying Party: as defined in Section 5.5(e).

          7.1.65 Including: means including without limitation.

          7.1.66 Intellectual Property: means all rights and entitlements recognized, vested, granted, available, or existing anywhere in the world, whether through formal registration or application or otherwise, to inventions (whether patentable or not), methods, discoveries, improvements, Know-How, technologies, works of authorship, mask works, information, and designs, including without limitation, patents and patent rights, copyrights, trade secret rights, trademark rights, database rights, industrial property rights, moral rights, registered design rights, utility models and utility model rights, invention disclosures, and all pending applications for and registrations of any of the foregoing, and the right to sue for past, present and future infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

          7.1.67 IP Assignments: as defined in Section 3.2.1(b).

          7.1.68 Know-How: means know-how, trade secrets, information, data, knowledge, experience, procedures, processes, composition, methods, formulae, SOPs, SOGs, protocols, techniques, and technical and scientific information.

          7.1.69 Liability or Liabilities: means all indebtedness, obligations, duty to perform, commitments and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          7.1.70 Lien: any statutory, recorded or recordable lien; statutory, recorded or recordable encumbrance; mortgage; pledge; floating charge; hypothecation; recorded or recordable security interest; or right of first refusal.

          7.1.71 Losses: as defined in Section 5.3.

          7.1.72 MC4 Antagonists: as defined in the MC4 Antagonist Agreement.

          7.1.73 MC4 Antagonist Agreement: as defined in Section 3.2.1(f).

          7.1.74 MC4 Antagonist Assets: as defined in Section 1.5.

          7.1.75 MC4 Antagonist Research Agreement: as defined in Section 3.2.1(i).

          7.1.76 MC4 Antagonist Program: means the research, development, screening and other activities performed by or on behalf of MLNM prior to the Closing Date relating to drug screening assays, kits, and diagnostic, prognostic and therapeutic methods and compounds for the diagnosis, prognosis and treatment of diseases and disorders where the mode of action involves antagonism of melanocortin-4 receptor.

          7.1.77 MC4 Antagonist Program Dowry: means the assets, rights and information relating to the MC4 Antagonist Program set forth in the Transfer Plan.

          7.1.78 MC4 Antagonist Program Know-How: means all Know-How that is described in the Transfer Plan relating to the MC4 Antagonist Program, but excluding any Know-How within the MC4 Target Know-How.

          7.1.79 MC4 Antagonist Program Materials: means (a) all biological, chemical and test materials that are useful solely in connection with, solely derived from or otherwise solely arising out of the MC4 Antagonist Program, and
(b) any tangible embodiments of the MC4 Antagonist Program Patents or MC4 Antagonist Program Know-How, in each case that are described in the Transfer Plan; and including, in each case, any such materials or tangible embodiments within the MC4 Target Materials.

          7.1.80 MC4 Antagonist Program Patents: means: (a) all United States and foreign patents and patent applications listed on Schedule 7.1.80 hereto or that are otherwise solely related to the MC4 Antagonist Program, (b) any patent issued from such applications, and (c) all inventions disclosed in any of the foregoing and invention disclosures relating to the foregoing, but excluding any patents and patent applications within the MC4 Target Patents.

          7.1.81 MC4 Royalty: as defined in Section 1.14.1.

          7.1.82 MC4 Target Know-How: as defined in the MC4 Antagonist
Agreement.

          7.1.83 MC4 Target Materials: shall mean (a) all biological, chemical and test materials containing, comprising or consisting of MC4 (as defined in the MC4 Antagonist Agreement), and (b) any tangible embodiments of the MC4 Target Rights, in each case that are described in the Transfer Plan.

          7.1.84 MC4 Target Patents: as defined in the MC4 Antagonist Agreement.

          7.1.85 MC4 Target Rights: as defined in the MC4 Antagonist Agreement.

          7.1.86 MC4 Target Technology: shall mean the MC4 Target Patents, the MC4 Target Know-How, and the MC4 Target Materials.

          7.1.87 MLNM: as defined in the first paragraph of this Agreement.

          7.1.88 MLNM Improvements: means the gADME Technology Improvements, and any Intellectual Property relating thereto.

          7.1.89 MLNM Indemnified Parties: as defined in Section 5.4.

          7.1.90 MLNM Parties: as defined in Section 4.6(b).

          7.1.91 MLNM Registered IP: as defined in Section 2.1.10(a)

          7.1.92 Negotiated Stock Price: as defined in Section 1.12(b).

          7.1.93 Net Sales: means payments actually collected by GLGC and GLGC Affiliates and licensees from third parties (who are not licensees) from the sale of Royalty Products, less any: (i) discounts, allowances, rebates, and chargebacks allowed or given against the invoiced amount or list price, (ii) freight, postage, shipping, packing and insurance expenses, (iii) credits or refunds allowed for defective, rejected, recalled or returned products, and (iv) sales, transfer and all other taxes (including without limitation withholding taxes) and duties directly related to the sale of Royalty Products (not including income tax). Net Sales shall not include (a) payments collected by GLGC for other products or services offered by GLGC, nor (b) transfers of Royalty Products to a GLGC Affiliate or licensee for sale or other disposition of such Royalty Products to third parties by such GLGC Affiliate or licensee.

          7.1.94 Obesity: means, for purposes of the Restricted MC4 Indications, the condition of excess body fat (adipose tissue), in accordance with the National Institutes of Health Federal Obesity Clinical Guidelines for adults, whereby body mass index calculated by dividing body mass in kilograms by height in meters squared is equal to or greater than twenty-five (25) (for purposes of this definition, "Obesity" shall include an overweight condition in accordance with the above guidelines and comparable obesity and overweight condition in children).

          7.1.95 Option Agreements: as defined in Section 3.2.3(a).

          7.1.96 Party or party: means MLNM or GLGC and "Parties" or "parties" means MLNM and GLGC, as appropriate in context.

          7.1.97 Passive Investment Interest: as defined in Section 4.1(a).

          7.1.98 Permitted Business Combination: as defined in Section 4.1(a).

          7.1.99 Permitted Product Collaboration: as defined in Section 4.1(a).

          7.1.100 Permitted Technology Collaboration: as defined in Section 4.1(a).

          7.1.101 Permitted Liens: Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on MLNM's books in accordance with generally accepted accounting principles in the United States as consistently applied by MLNM.

          7.1.102 Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          7.1.103 Platform Technology: as defined in Section 4.1(a).

          7.1.104 PTO: the United States Patent and Trademark Office or any successor entity.

          7.1.105 Purchase Price: as defined in Section 1.11(a).

          7.1.106 Registered Intellectual Property: means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

          7.1.107 Relevant Former Employee: means a former employee of MLNM or a MLNM Affiliate who possesses knowledge and experience in connection with some or all of the Transferred Rights and Assets and is hired or engaged by GLGC to assist in connection with the Field or other activities that employ some or all of the Transferred Rights and Assets.

          7.1.108 Restricted MC4 Indications: means Obesity, Type I Diabetes and Type II Diabetes, in each case excluding for the avoidance of doubt any indication, condition, complication or disorder that is caused by or associated with any of the foregoing.

          7.1.109 Royalty Product: means any pharmaceutical product that (a) consists of, comprises or contains a molecule that is included in the MC4 Antagonist Assets assigned to GLGC hereunder, or (b) the manufacture, use or sale of which, if performed by an unlicensed third party, would infringe one or more claims in any issued MC4 Antagonist Program Patent or would infringe one or more claims in any Abandoned Patent (as defined in Section 1.15) if such Abandoned Patent had issued.

          7.1.110 Royalty Term: as defined in Section 1.15.

          7.1.111 Securities Act: as defined in Section 1.11(b).

          7.1.112 Selected Clones: means the particular cDNA clones supplied by MLNM to GLGC or a GLGC Affiliate pursuant to the provisions of Section 4.7 of this Agreement.

          7.1.113 Tartaglia Employment Agreement: as defined in Section
3.2.3(b).

          7.1.114 Third Party Consents: as defined in Section 3.2.1(c).

          7.1.115 ToxExpress Agreement: as defined in Section 3.2.1(g).

          7.1.116 Transaction Expenses: as defined in Section 7.2.

          7.1.117 Transfer Plan: as defined in Section 3.2.1(a).

          7.1.118 Transferred Employees: means Lou Tartaglia, Tom Barnes, Joseph Carroll, Luz-Maria Guzman, David White (consultant) and Sally McCracken.

          7.1.119 Transferred Employee Agreements: as defined in Section
3.2.3(e).

          7.1.120 Transferred Rights and Assets: means the Horizon Assets, Additional Licensed Technology Assets, the MC4 Antagonist Assets, and the rights and licenses granted to GLGC under the Ancillary Agreements, and any assets and rights licensed or provided pursuant to Section 1.10.

          7.1.121 Transgenic Mice: means the specific mice as set forth in
Schedule 7.1.121 hereof which are transferred to GLGC by MLNM.

          7.1.122 Transition Agreement: as defined in Section 3.2.1(d).

          7.1.123 Type I Diabetes: means insulin-dependent diabetes mellitus as diagnosed according to criteria published in the Report of the Expert Committee on the Diagnosis and Classification of Diabetes Mellitus (DIABETES CARE, Vol. 24, Supp. 1, January 2001) whereby fasting plasma glucose level is greater than or equal to 126 milligrams per deciliter and for which the primary cause is beta-cell destruction.

          7.1.124 Type II Diabetes: means, for purposes of the Restricted MC4 Indications, non-insulin-dependent diabetes mellitus as diagnosed according to criteria published in the Report of the Expert Committee on the Diagnosis and Classification of Diabetes Mellitus (DIABETES CARE, Vol. 24, Supp. 1, January
2001) whereby fasting plasma glucose level is greater than or equal to 126 milligrams per deciliter.

          7.1.125 Year: means (unless otherwise expressly stated in context) contract years, encompassing the period of twelve months from the date of this Agreement to the first anniversary of the date of this Agreement and subsequent twelve month periods from anniversary to anniversary.

     7.2 Expenses. Except as expressly provided herein, MLNM and GLGC each shall bear their respective expenses, costs and fees (including attorneys', auditors, and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated.

     7.3 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     7.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery (with confirmation of delivery) or (c) sent by fax (with overnight delivery of copy) as follows:

          (i)  if to GLGC:
               Gene Logic, Inc.
               610 Professional Drive
               Gaithersburg, MD 20879
               Fax: (301) 987-1876
               Attention: Sr. Vice President/General Counsel

     with a copy to:

               Ariel Vannier, Esq.
               Nora E. Garrote, Esq.
               Venable LLP
               575 7th Street, N.W.
               Washington, DC 2004
               Fax: (202) 344-8300

     (ii) if to MLNM:

               40 Landsdowne Street
               Cambridge, MA 02139
               Fax: (617) 374-7786
               Attention: Neil Exter, Vice President-Business Development

         with a copy to:

               40 Landsdowne Street
               Cambridge, MA 02139
               Fax: (617) 384-0074
               Attention: General Counsel

          or, in each case, at such other address as may be specified in writing to the other parties hereto.

          All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the day after such delivery, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by overnight (with confirmation receipt) mail, or by certified mail, return receipt requested, on the date of receipt..

     7.5 Miscellaneous.

          7.5.1 Recitals; Headings. The Recitals appearing at the beginning of this Agreement are hereby incorporated in this Agreement. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          7.5.2 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, including, without limitation, that certain Letter of Intent dated April 30, 2004, except for the Confidentiality Agreement dated May 14, 2004, which shall remain in full force and effect with respect to information disclosed thereunder.

          7.5.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          7.5.4 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflicts of law rules thereof. Each party hereto irrevocably agrees that any Action or Proceeding with respect to this Agreement (and not otherwise subject to binding arbitration) or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in the State of Delaware and each party hereto hereby irrevocably submits with regard to any such Action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any Action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7.5.4, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the Action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          7.5.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          7.5.6 Assignment. This Agreement shall be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that, the assignee or transferee of this Agreement shall
(i) execute and deliver to the non-assigning party a written agreement, in substance and form reasonably acceptable to the non-assigning party, stating its agreement to be bound by the terms and conditions of this Agreement and to perform the obligations of the assigning party hereunder, (ii) be capable of performing the obligations of the assigning party hereunder in full, and (iii) can demonstrate that it has the ability to meet the indemnification and insurance obligations hereunder. Notwithstanding the above, nothing herein shall limit or restrict in any way the right of GLGC to assign, transfer, delegate its rights and obligations under, license, use, exploit or dispose of in any way it determines any of the Transferred Rights and Assets (subject only to any applicable terms in the Additional Technology Agreement and the MC4 Antagonist Agreement).


          7.5.7 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

          7.5.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or


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privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

               7.5.9 Knowledge. For purposes of this Agreement, whenever the term "knowledge" is used with respect to any party, it shall be deemed to include the actual knowledge of the party. For that purpose, it shall also be assumed that the party has knowledge of (a) the contents of any agreement to which it is a party or by which it is bound, and (b) any information contained in any summons, pleadings, notice of intent to sue or other legal notice which has been delivered to, or served on, such party.

               7.5.10 Dispute Resolution.

                    (a) The parties hereby establish an executive committee (the "Executive Committee") consisting of a Vice President or greater office of MLNM (or such other executive officer of MLNM as MLNM may designate by written notice delivered to GLGC) and a Vice President or greater office of GLGC (or such other executive officer of GLGC as GLGC may designate by written notice delivered to
MLNM). In the event a party wishes to make a claim against the other party under this Agreement, then prior to making such claim the party shall deliver to the other party written notice (a "Claim Notice"), which shall specify in reasonable detail the basis for such claim. Upon delivery of a Claim Notice, the Executive Committee shall negotiate in good faith to resolve the claim set forth in the Claim Notice. If the Executive Committee is unable to resolve such claim within twenty (20) business days after the date the Claim Notice is delivered, then the party who delivered the Claim Notice may submit such claim to arbitration in accordance with this Section 7.5.10. In the event a party wishes to pursue a claim or action for interim or emergency equitable relief, it shall have the right to do so before or while the Executive Committee is evaluating the matter and pending arbitration.

                    (b) Any controversy, dispute or claim arising under or in connection with this Agreement shall be resolved by a binding arbitration, to be held in the State of Delaware pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The AAA shall select a single arbitrator, with substantial experience in the filed of biotechnology contracts. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required, provided, however that the arbitrator shall have the right to award to a prevailing party all or a portion of that party's reasonable costs (including its share of the arbitrator's fees) and attorneys fees actually incurred in connection with the arbitration in the event the other party is found to have acted in bad faith either in bringing or prosecuting the claim. It is the mutual intention and desire of the parties that the arbitrator be


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selected as expeditiously as possible following the submission of the dispute to arbitration.

                    (c) Once the arbitrator is selected and except as may otherwise be agreed in writing by the parties or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days of appointment of the arbitrator. The arbitrator shall render his or her final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Reasonable discovery and expert testimony shall be permitted. The arbitrator will provide a reasoned opinion and state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

                    (d) Any action against any party hereto ancillary to arbitration, including any action for provisional, interim or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof shall be brought in accordance with Section 7.5.4.


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     In WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GENE LOGIC INC.

By: /s/ Mark D. Gessler
    ---------------------

Name: Mark D. Gessler

Title: Chief Executive Officer


MILLENNIUM PHARMACEUTICALS, INC.

By: /s/ Mark J. Levin
    ---------------------

Name: Mark J. Levin

Title Chief Executive Officer


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